    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2006
                              Washington, DC 20549


                          REGISTRATION NO. ___________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED


                 NEVADA                                      36-3094439
      -----------------------------                        -------------
      (STATE OR OTHER JURISDICTION                         (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION                      IDENTIFICATION NO.)

       25901 COMMERCENTRE DRIVE
             LAKE FOREST, CA                                   92630
 ----------------------------------------                   ----------
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


                                 TRIMEDYNE, INC.
            --------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         -------------------------------

                            MARVIN P. LOEB, CHAIRMAN
                           AND CHIEF EXECUTIVE OFFICER
                                 TRIMEDYNE, INC.
                            25901 COMMERCENTRE DRIVE
                          LAKE FOREST, CALIFORNIA 92360
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (949) 951-3800
        -----------------------------------------------------------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT OF SERVICE)

                                    COPY TO:

                            RICHARD F. HOROWITZ, ESQ.
                          HELLER, HOROWITZ & FEIT, P.C.
                               292 MADISON AVENUE
                            NEW YORK, NEW YORK 10017

Approximate date of commencement of proposed sale to the public: At the discretion of the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If the registrant elects to deliver its annual report to security holders, or a complete and legal facsimile thereof pursuant to Item 11(a) (1) of this Form, check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

                                    PROPOSED          PROPOSED
Title of
Securities         Amount           Offering          Aggregate       Amount of
To Be              To Be            Price             Offering      Registration
Registered       Registered     Per Share (1)(2)      Price (1)          Fee
----------       ----------     ----------------     -----------    ------------

Common Stock      3,462,000        $  1.41            $4,881,420      $   522.31

(1)      Estimated solely for the purpose of calculating the registration fee.

(2) The per share price is based upon the average closing market price of our Common Stock on December 19, 2006.

This registration statement includes 2,650,000 presently outstanding shares of our Common Stock (the "Shares"), 212,000 Shares issuable upon the exercise of Warrants issued in connection with the sale of those 2,650,000 Shares; 600,000 Shares reserved for granting of stock options under our 2007 Non-Qualified Stock Option Plan (the "Option Plan") and the resale of the Shares that are issued under the 2007 Option Plan; and an indeterminable number of Shares which we may be required to issue pursuant to the anti-dilution provisions of the Warrants and Common Stock Subscription Agreements under which the 2,650,000 Shares were sold to the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED __________, 2007

                        ---------------------------------

                                 TRIMEDYNE, INC.

                        --------------------------------

                        3,462,000 SHARES OF COMMON STOCK

This Prospectus covers the proposed offer and sale of up to 3,462,000 shares of Common Stock ($0.01 par value) (the "Shares") of Trimedyne, Inc. ("we", "us", "our" or the "Company") by certain of our present shareholders. Of these, 2,650,000 Shares are presently outstanding; 212,000 Shares are issuable in the event of the exercise of warrants expiring in December 2011 (the "Warrants"), which are exercisable at a price of $1.25 per Share and were issued in connection with the sale of the aforesaid 2,650,000 Shares; and up to 600,000 Shares which may be granted in the future pursuant to our 2007 Non-Qualified Stock Option Plan (the "2007 Option Plan") and the resale of the shares that may be issued under the 2007 Option Plan. In addition, this Prospectus covers an indeterminable number of Shares, which may be issued pursuant to the anti-dilution provisions of the Warrants and Subscription Agreements under which the aforementioned 2,650,000 Shares were purchased by the selling shareholders.

This offering is not being underwritten. The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling shareholders.

We will not receive any of the proceeds from the sale of the presently outstanding 2,650,000 Shares being registered hereunder. To the extent the Warrants issued in connection with the sale of the 2,650,000 Shares and Options issued pursuant to our 2007 Option Plan are exercised, we will receive only the exercise price.

Our Shares are traded on the Over-The-Counter Bulletin Board under the Symbol "TMED.OB". The closing price of our Shares on December 19, 2006, was $1.41 per share.

The securities offered hereby involve a high degree of risk. Please read the "RISK FACTORS" section beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS DECEMBER 21, 2006

                                TABLE OF CONTENTS
PAGE

PROSPECTUS SUMMARY                                                           3
   The Company                                                               3
   The Offering                                                              3
   Determination of the Offering Price                                       3
USE OF PROCEEDS                                                              4
RISK FACTORS                                                                 4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                            6
THE COMPANY                                                                  6
   The Orthopedics Market                                                    7
   The Urology Market                                                        7
   New Products                                                              8
   Market Information                                                        8
   Holders of Common Stock                                                   9
   Dividends                                                                 9
   Shares Authorized For Issuance
        Under Equity Compensation Plans                                      9
MANAGEMENT'S DISCUSSION & ANALYSIS OR PLAN OF OPERATION                     10
   CRITICAL ACCOUNTING POLICIES                                             10
   Revenue Recognition                                                      10
   Inventories                                                              10
   Goodwill                                                                 11
   Deferred Taxes                                                           11
   Stock-Based Compensation                                                 11
   Results of Operation                                                     11
   Risks and Uncertainties                                                  11
   Consolidated Results of Operations for Fiscal Years 2006 and 2005        12
   Net Revenues                                                             12
   Cost of Goods Sold                                                       12
   Selling and General Administrative Expense                               12
   Research and Development (R & D) Expenses                                12
   Other Income and Expense                                                 12
   Net Income                                                               12
   Cash Flows                                                               13
   Liquidity                                                                13
BUSINESS                                                                    13
    General                                                                 13
    Laser Rental Services                                                   13
    Marketing                                                               14
    Field Service                                                           14
    Government Regulation                                                   14
    Employees                                                               16
    Patients and Patient Applications                                       16
    Competition                                                             16
    Insurance                                                               16
    Properties                                                              16
    Litigation                                                              17
MANAGEMENT                                                                  17
    Officers and Directors                                                  17
    Executive Compensation                                                  18
    Security Ownership of Management and Others                             18
    Stock Option Grants to Executive Offciers and Directors                 19
TRANSACTIONS WITH MANAGEMENT                                                20
DESCRIPTION OF SECURITIES                                                   20
    Preferred Stock                                                         20
    Common Stock                                                            20
    Warrants                                                                20
    Anti-Dilution Rights of Certain Shareholders and Warrant Holders        20
    Registration of Shares                                                  21
    Transfer Agent                                                          21
THE COMMISSION'S POLICY ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES   21
SHARES AVAILABLE FOR FUTURE SALE                                            21
PLAN OF DISTRIBUTION                                                        21
SELLING SECURITY HOLDERS                                                    22
LEGAL MATTERS                                                               23
EXPERTS                                                                     23
AVAILABLE INFORMATION                                                       23
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS 2006 AND 2005                                             F-1
FINANCIAL STATEMENTS FOR FISCAL YEARS 2006 AND 2005                        F-3
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS 2006 AND 2005                                             F-7

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements appearing elsewhere in this Prospectus, our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 and our subsequent 10Q-SB Reports.

The Company

Trimedyne, Inc. (the "Company", "we", "our" or "us") is engaged in the development, manufacturing and marketing of 80 watt and 20 watt Holmium "cold" pulsed lasers ("Lasers") and a variety of disposable and reusable, fiber optic laser energy delivery devices ("Fibers", "Needles" and "Tips") for use in a broad array of medical applications, including applications in orthopedics, urology, ear, nose and throat ("ENT") surgery, gynecology, gastrointestinal surgery, and general surgery.

Our 100% owned subsidiary, Mobile Surgical Technologies, Inc. ("MST"), is engaged in the rental of lasers, on a "fee per case" basis to hospitals, surgery centers, group practices and individual physicians in Texas and Oklahoma. MST's revenues and those of our field service department represented about 28% of our revenues in the fiscal year ended September 30, 2006.

The principal market for our Lasers and Needles is presently in orthopedics to treat herniated (bulging) and ruptured lumbar, thoracic and cervical discs in the spine. Currently, the second most important market for our Lasers and Fibers is in urology to fragment stones in the kidney, ureter and bladder.

We are developing a new, proprietary, Side Firing Laser Fiber for use with our 80 watt Lasers and Holmium lasers manufactured by others to vaporize a portion of the prostate gland to treat Benign Prostatic Hyperplasia or "BPH", commonly referred to as an enlarged prostate.

This new Fiber will be marketed by Boston Scientific Corporation (NYSE:BSX) in the U.S. and Japan and by Lumenis, Ltd. (LUME.PK) elsewhere throughout the world. As a result of Boston Scientific and Lumenis marketing our new Side Firing Fiber, we believe urology will become our principal market.

In October through December 2006, we sold 2,650,000 Shares to four institutions and two accredited individuals at a price of $1.25 per Share for an aggregate of $3,312,500. After deducting $300,000 of estimated costs of the offering, the net proceeds to us were about $3,012,500. The principal use of these funds will be to finance the increased level of business expected to arise from sales of our new Fiber by Boston Scientific and Lumenis.

See "THE COMPANY" and "BUSINESS" for more information on our products and business.

The Offering

This Prospectus covers the offer and sale of up to 3,462,000 of our Shares to the public by (a) the holders of 2,650,000 presently outstanding Shares, (b) up to 212,000 Shares which are issuable upon the exercise of presently outstanding Warrants, which are exercisable at a price of $1.25 per Share, expire in December 2011 and were issued in connection with the sale of the aforesaid 2,650,000 presently outstanding Shares, (c) up to 600,000 Shares which may be granted in the future pursuant to our 2007 Option Plan and the resale of the shares that may be issued under the 2007 Option Plan and (d) an indeterminate number of Shares issuable pursuant to the anti-dilution provisions of the Warrants and Subscription Agreements for the 2,650,000 Shares.

Number of Shares Outstanding on December 19, 2006: 17,318,902

Number of Shares To Be Outstanding Following This Offering: 18,130,902 (assuming the exercise of all of the Warrants and Options)

Determination of the Offering Price

The offering prices at which the Shares may be sold in the future by the Selling Security Holders will be at their discretion and based upon the then market price of our Shares and market conditions at the time of their sale. (See "SELLING SECURITY HOLDERS")

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the 2,650,000 presently outstanding Shares. If any of the Warrants and Options under our 2007 Option Plan are exercised, we will receive only the exercise price, which will be used for general corporate purposes.

                                  RISK FACTORS

An investment in our Shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, which may not be the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our Shares could decline and you may lose all or part of your investment.

Limited Cash Resources

On September 30, 2006, we had $802,000 of cash and cash equivalents, receivables of $742,000 (after allowances for bad debts), inventories of $2,596,000 and other current assets of $184,000. However, on that date, we had accounts payable of $323,000, accrued expenses of $399,000 and other current liabilities of $146,000. In October-December 2006, we sold 2,650,000 Shares for an aggregate cash consideration of $3,312,500 which, after an estimated $300,000 of offering expenses, provides us with net proceeds of $3,012,500, which will be used for working capital and general corporate purposes. However, unless our revenues increase, we are able to collect a significant portion of our accounts receivable and sell much of our goods in inventory to pay our accounts payable, our accrued expenses and finance our operations, we may need additional financing, the availability of which we cannot assure. (See "FINANCIAL STATEMENTS")

We Have Had Only Modest Profits Over The Last Three Years

While we had a net profit of about $1,000,000 in our fiscal year ended September 30, 2004, we had a net profit of only $186,000 in the fiscal year ended September 30, 2005 and a net profit of only $97,000 in the fiscal year ended September 30, 2006. In addition, we had an accumulated deficit of $42,823,000 at September 30, 2006. We cannot assure that we will be able to continue to operate profitably. (See "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS").

Risks of Small Businesses in the Medical Technology Field

We do not anticipate generating substantial profits unless we are able to produce sufficient revenues to offset the costs associated with developing, manufacturing and marketing our current products, overhead, and the development of new products. You should be aware of the risks, problems, delays, expenses, and difficulties encountered by small companies developing new medical technologies, especially in view of the significant competition that we have and will continue to encounter. (See "BUSINESS" and "FINANCIAL STATEMENTS" herein.)

We May Need Substantial Additional Financing

Although our working capital (current assets over our current liabilities) was $3,456,000 at September 30, 2006, and we received an aggregate of approximately $3,012,500 of net proceeds from the sale of 2,650,000 Shares in October-December 2006, if our revenues increase in the near future, we may need to raise additional capital to fund new inventory purchases and carry additional receivables. If our revenues decrease, we may need to raise additional capital to finance our overhead, operating, sales and marketing expenses.

In addition, the development, testing, obtaining regulatory approval for and marketing of medical devices requires a substantial amount of funds. Our existing working capital and the approximately $3,012,500 of net proceeds from the recent sale of 2,650,000 Shares may not be sufficient to meet our operating needs and the operating needs of MST, our 100% owned laser rental subsidiary, in the future.

Sources of financing may include the sale of additional equity securities or the sale or licensing of patent rights. The issuance of additional Shares or Shares of Preferred Stock will dilute your holdings. Any inability to obtain additional financing, if needed, will have a material adverse effect on us, and may require us to reduce or curtail our operations. (See "THE COMPANY" and "BUSINESS" herein.)

There Is No Assurance That Any Or All Of The Warrants Or Options Under Our 2007 Option Plan Will Be Exercised

There is no assurance any or all of the Warrants or any stock options issued under our 2007 Option Plan will be exercised prior to their expiration. The Warrants are exercisable at a price of $1.25 per Share and expire in October and November 2011. The weighted average exercise price of Options we granted to officers, directors, consultants and employees at September 30, 2006 was $1.28 per Share. The exercise of the Warrants and Options under our 2007 Option Plan is dependent on the market price of our Shares significantly exceeding their respective exercise prices. (See "Market Information" under "THE COMPANY" and "Shares Authorized For Issuance Under Equity Compensation Plans" under "THE COMPANY").

We May Not Be Able To Adjust To Rapid Technological Changes

We are engaged in an intensely competitive industry. In recent years, the medical laser industry has been characterized by rapid technological change. There is no assurance that our present products may not face technological obsolescence, or that we will be able to develop, acquire licenses for, or obtain regulatory approvals to market new products and keep pace with technological advances by our competitors. (See "THE COMPANY" and "BUSINESS")

Risks of Developing New Products

Developing new medical devices for untested applications entails considerable risk. While we have more than ten years of experience in designing, developing, manufacturing and marketing side firing laser devices, we cannot assure that our new side firing laser device for use with our Holmium laser and Holmium lasers made by others for the treatment of BPH (enlarged prostates) or the new side firing laser devices we are developing for the treatment of female urinary incontinence and other conditions can be completed at a reasonable cost or in a timely manner or will be clinically successful, able to complete successfully in the marketplace or profitable to us. (SEE "New Products" under "THE COMPANY".)

We May Acquire Other Entities

We may engage in acquisitions of other companies and businesses and may use our cash reserves, authorized but unissued Shares or shares of our Preferred Stock or to acquire these entities. If we use shares of our Preferred or Common Stock for acquisitions, this will result in a dilution of the percentage of your ownership of Company. In addition, acquisitions may involve speculative and risky undertakings. Under Nevada law, acquisitions do not require shareholder approval, except when accomplished by merger or consolidation.
(See "DESCRIPTION OF SECURITIES" herein.)

There Are Warrants, Stock Options And Convertible Notes Outstanding That Will Dilute Your Ownership

At September 30, 2006, we had granted stock options under our various Incentive and Non-Qualified Stock Option Plans ("Option Plans") to our officers, directors, employees and consultants to purchase an aggregate of 1,425,979 Shares at exercise prices of $0.14 to $3.84 per Share, with a weighted average exercise price of $1.28 per Share, of which options to purchase an aggregate of 1,132,129 Shares were exercisable on that date. We are able to grant additional options under our Option Plans in the future. We have received notice of conversion of the $200,000 of the presently outstanding Convertible Notes and accrued interest on the maturity dates of the Notes, February 27 and April 18, 2007, which will require us to issue an aggregate of 760,000 shares. If all of the presently outstanding Warrants are exercised, we will be required to issue 212,000 shares. We may also be required to issue an undeterminable number of shares pursuant to anti-dilution provisions of the Warrants and the Subscription Agreements under which the 2,650,000 shares referred to above were sold. The issuance of any of these Shares will dilute your percentage of ownership in the Company. (See "SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS," "FINANCIAL STATEMENTS" and "NOTES TO FINANCIAL STATEMENTS").

Our Stock Price Is Volatile

The market prices for securities of medical device companies, including our Shares, have been volatile. It is likely that the price of our Shares will continue to fluctuate in the future. Many factors can impact the market price of our Shares, such as announcements of technological innovations or new commercial products, FDA clearances or approvals, distribution agreements, the results of pre-clinical testing and clinical trials, the issuance or acquisition of patents or proprietary rights, changes in sales or earnings, lawsuits, recommendations by securities analysts, and market conditions in general. The market price of our Shares could also be adversely affected by future issuances of Common Stock or Preferred Stock. (See "Market Information" under "THE COMPANY")

We Do Not Anticipate Paying Any Dividends

We have not paid any dividends in the past and do not anticipate paying any dividends in the foreseeable future. This may depress the price of our Shares, as a non-dividend paying stock may not appeal to certain investors. (See "Dividends" under "THE COMPANY")

We May Issue Preferred Stock That Could Effect The Rights Of Holders Of Our Common Stock

We are authorized to issue 1,000,000 shares of Preferred Stock. Our Board of Directors has broad powers to fix the rights and terms of any Preferred Stock we may issue, without requiring shareholder approval. The issuance of any of our authorized but unissued Preferred Stock could have an adverse effect on the rights of the holders of our Shares and on the market price of our Shares. (See "DESCRIPTION OF SECURITIES")

We Are Subject To Extensive Government Regulation

Our business is subject to extensive regulation by the FDA and comparable regulatory authorities of foreign countries. Compliance with regulatory requirements and obtaining approvals to test or market new medical devices is expensive and time consuming. We cannot assure that we will be able to continue to meet all regulatory requirements of the FDA and other governmental authorities necessary to market our present products or obtain and maintain approvals to test and market new products. Failing to meet necessary FDA and other governmental requirements will have a negative impact on the market price of our Shares and our ability to continue as a going concern. (See "Government Regulation" under "BUSINESS")

We Carry Limited Liability Insurance

We carry an aggregate of $5,000,000 of general liability insurance. We cannot assure that we will be able to maintain this insurance in force at an acceptable cost or that the amount of this insurance will be sufficient to protect our assets in the event of claims by users of our products, patients or other parties. If court awards exceeding the amount of the insurance were made, our assets could be depleted. (See "Insurance" under "BUSINESS" herein.)

We Are Dependent Upon Maintaining Valid Patents And Licenses

There is no assurance our patents will be upheld if challenged in courts or that we will be able to obtain additional valid patents. We cannot assure that our patents can be enforced against infringers. We also cannot assure that our products do not infringe patents owned by others, licenses to which may not be available to us. Our inability to maintain our patents, avoid infringement of our patents by others or to obtain licenses to any necessary patents could have an adverse impact on our financial condition, results of operations and/or our ability to remain in business. (See "Patents And Patent Applications" under "BUSINESS")

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Risk Factors" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "could", "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "RISK FACTORS" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                                   THE COMPANY

Trimedyne, Inc. (the "Company", "we", "our" or "us") is engaged in the development, manufacturing and marketing of 80 watt and 20 watt Holmium "cold" pulsed lasers ("Lasers") and a variety of disposable and reusable, fiber optic laser energy delivery devices ("Fibers", "Needles" and "Tips") for use in a broad array of medical applications.

Our Lasers, Fibers, Needles and Tips have been cleared for sale by the U.S. Food and Drug Administration ("FDA") for use in orthopedics, urology, ear, nose and throat ("ENT") surgery, gynecology, gastrointestinal surgery, and general surgery. Most of the medical procedures in which our Lasers, Fibers, Needles and Tips are used are being reimbursed by Medicare and most insurance companies and health plans.

Our 100% owned subsidiary, Mobile Surgical Technologies, Inc. ("MST"), is engaged in the rental of lasers, along with the services of a trained operator and, if requested, the provision of applicable Fibers, Needles or Tips, on a "fee per case" basis to hospitals, surgery centers, group practices and individual physicians in Texas and Oklahoma. MST's revenues and those of our field service department represented only about 28% of our revenues in the fiscal year ended September 30, 2006.

The principal market for our Lasers and Needles is presently in orthopedics to treat herniated (bulging) and ruptured lumbar, thoracic and cervical discs in the spine, two of the four major causes of lower back, neck and leg pain. Our Lasers and Tips are also used in orthopedics to treat damage in joints, such as the knee, shoulder, elbow, ankle and wrist, in outpatient, arthroscopic procedures.

While the second most important market for our Lasers and Fibers is presently in urology to fragment stones in the kidney, ureter and bladder, we are developing a new, proprietary, Side Firing Laser Fiber for use with our 80 watt Lasers and Holmium lasers manufactured by others to vaporize a portion of the prostate gland to treat Benign Prostatic Hyperplasia or "BPH", commonly referred to as an enlarged prostate. This condition, in which excessive growth of the prostate causes difficulty in urination, affects about 50% of men over age 55, and a higher percentage of men at advanced ages.

This new Fiber will be marketed by Boston Scientific Corporation (NYSE:BSX) in the U.S. and Japan and by Lumenis, Ltd. (LUME.PK) elsewhere throughout the world. Boston Scientific is a major factor in the urology field with a large sales organization in the U.S. and Japan. Lumenis, which is based in Israel, is the world's largest manufacturer of medical lasers, employs a worldwide sales organization and has sales exceeding $200 million. As a result of Boston Scientific and Lumenis marketing our new Side Firing Fiber, we believe urology will become our principal market.

In October through December 2006, we sold 2,650,000 Shares to four institutions and two accredited individuals at a price of $1.25 per Share for an aggregate of $3,312,500. After deducting $300,000 of estimated expenses of the offering, the net proceeds to us were about $3,012,500. The principal use of these funds will be to finance the increased level of business expected to arise from sales of our new Fiber by Boston Scientific and Lumenis.

See "BUSINESS" for more information on our products and business.

The Orthopedic Market

Our Side Firing Laser Needles are used with our Lasers to treat herniated or ruptured discs in the spine in minimally invasive procedures, most of which are performed on an outpatient basis in about 20-30 minute procedures, typically with only local anesthesia. The lower back, leg and neck pain usually disappears on the operating table, and the patient walks out with a Band Aid(R) on the puncture (stitches are usually not required). Most patients can return to light activities in a few days. Papers on our disc procedures published in medical journals show success rates (good or excellent results, based on pain scores) of 85% to 94%.

Approximately 500,000 surgical laminectomy or discectomy procedures are performed each year in the United States to treat herniated or ruptured discs. These surgeries typically require general anesthesia and typically entail a two to three day hospital stay, bleeding, post-operative pain and a recovery period of two months or longer. Papers on surgery to treat herniated or ruptured discs in the spine, published in medical journals, show the success rates of disc surgery to be only 40% to 77%.

While our laser procedures to treat herniated or ruptured spinal discs compare very favorably to the conventional surgical procedures to treat these conditions and are less costly to third party payors, before surgeons can perform our laser procedures, they must attend a training course in which they practice the procedure on cadavers. In addition to difficulty in convincing busy surgeons take two to three days away from their practice to attend a training course, we incur substantial costs in conducting the training courses, in addition to airfare, food and lodging costs for the surgeons. In addition, surgeons are paid for conventional disc surgery generally more by Medicare and other third-party payers than for our 20-30 minute laser procedures, reducing their desire to take time away from their practice to attend a training course.

Since we can afford to conduct or participate in only a few training courses organized by others each year in the U.S. and only occasionally in Europe, the Middle East, Latin America and Asia, our spinal disc market is expected to grow only if we are able to conduct or participate in a larger number of training courses.

THE UROLOGY MARKET

As the prostate grows, it obstructs the flow of urine through the penis. While millions of men take drugs to treat an enlarged prostate, the drugs lose their effect over time, and it is estimated that about 200,000 surgical procedures to treat enlarged prostates are performed to treat this condition each year in the United States and about one million are performed each year outside the U.S. The conventional surgical procedure to treat an enlarged prostate utilizes a wire loop, inserted through an endoscope in the penis, which is heated with radiofrequency ("RF") energy and moved back and forth to carve out the interior of the prostate to enable urine to flow normally.

While the surgical procedure restores urine flow to normal levels, based on clinical studies, it entails general anesthesia, a three day average hospital stay, bleeding (about 3% of the patients lose more than a pint of blood and require a blood transfusion), an infection rate, 3% of the men potent before the procedure become impotent, and 3% become permanently incontinent.

We are developing a new Side Firing Laser Fiber to treat enlarged prostates. While our Side Firing Laser Fiber has been cleared for sale by the FDA for use with our Lasers and Holmium lasers manufactured by others, it is not yet being marketed. In Lumenis' laser procedure to treat an enlarged prostate, using Lumenis' Holmium laser and a side firing laser fiber made by Lumenis, the laser fiber is inserted through an endoscope and laser energy is emitted laterally to simultaneously vaporize and cauterize the interior of the prostate, with urine flow returning to normal levels. There is virtually no bleeding and the laser procedure is typically performed on an outpatient basis, avoiding hospitalization and the risk of general anesthesia and reducing or eliminating the other adverse effects of the surgical procedure. Even hemophiliacs and patients on blood thinners, who cannot have the surgical procedure, can usually be treated with laser procedure.

We settled our patent litigation against Lumenis, Ltd., and in August 2005 entered into an OEM Agreement, under which Lumenis agreed to purchase 100% of its side firing (75(degree) to 90(degree) emitting) laser fibers and 75% of its angled firing (60(degree) to 75(degree) emitting) laser fibers from us. Lumenis presently markets its laser fibers through Boston Scientific in the U.S. and Japan and markets them elsewhere throughout the world through its own sales organization. Our Side Firing Laser Fiber will replace Lumenis' laser fibers in these markets when Boston Scientific validates us as a supplier (vendor).

Boston Scientific and Lumenis are in the process of conducting a review of our manufacturing facility and our manufacturing and quality processes and will conduct animal and human testing of our new Fiber before they can validate us as a supplier. The outcome of their review and testing cannot be assured. Their review and testing is presently expected to be completed late in the second calendar quarter of 2007 (the third quarter of our 2007 fiscal year), after which we expect to commence shipments to Boston Scientific and Lumenis. In the meantime, Lumenis is paying us a royalty of 7.5% on their sales of laser fibers to Boston Scientific and on their sales of laser fibers to their customers outside of the U.S. and Japan.

Side firing laser fibers to treat an enlarged prostate typically sell for about $750 or more and, due to their exposure to blood, are discarded after one use.

Our Lasers and plain, straight-ahead firing Fibers are used in urology to fragment stones in the kidney, ureter or bladder in "lithotripsy" procedures. However, our plain, straight-ahead firing Fibers are reusable and are used an average of about 20-30 times. As a result, revenues from the sale of $400-$500 Fibers to treat stones do not result in as significant sales as those expected from single use, disposable Side Firing Fibers to treat enlarged prostates.

Our Lasers, Fibers, Needles and Tips are also used in a variety of other procedures in gynecology, ear, nose and throat surgery, gastrointestinal surgery and general surgery.

New Products

In addition to the new Side Firing Laser Fiber described above in "The Urology Market", we have designed, obtained U.S. patents and filed a patent application covering a new disposable, side firing,fiber-optic device for use with a new type of laser for the treatment of female stress urinary incontinence and other conditions. This condition, which affects an estimated 14 million women in the United States, is not often treated, as surgical procedures or the injection or polymers or granules, which can migrate, are not very desirable to women.

However, before we can submit an application to the FDA to market this new laser and fiber, we must successfully test them in animal and human clinical studies, whose outcome cannot presently be predicted. There is no assurance FDA marketing approval to market this new laser or fiber can be obtained.

Developing new medical devices for untested applications entails considerable risk. While we have more than ten years of experience in designing, developing, manufacturing and marketing side firing laser devices, we cannot assure that our new side firing laser device for use with our Holmium laser and Holmium lasers made by others for the treatment of BPH (enlarged prostates) or the new side firing laser device we are developing for the treatment of female urinary incontinence and other conditions can be completed at a reasonable cost or in a timely manner, or will be clinically successful, able to complete successfully in the marketplace or profitable to us.

Market Information

Our Common Stock was traded in the Over-The-Counter market from April 13, 1982 to August 11, 1986. From August 12, 1986 to November 18, 2003, the Company's stock was quoted on the National Market or Small Cap Market System under the symbol "TMED". Since November 18, 2003, the Company's Common Stock has been quoted on the Over-The-Counter Bulletin Board under the symbol "TMED.OB". The following table sets forth the high and low closing sales prices for our Common Stock for each quarterly period within the Company's two most recent fiscal years, 2005 and 2006:

       2005                                       High              Low
       ----                                       ----              ----
       Quarter ended:
       December 31, 2004                        $ 0.75            $ 0.55
       March 31, 2005                             0.76              0.55
       June 30, 2005                              0.75              0.55
       September 30, 2005                         0.75              0.53

       2006                                       High              Low
       ----                                       ----              ----
       Quarter ended:
       December 31, 2005                        $ 0.72            $ 0.52
       March 31, 2006                             1.02              0.56
       June 30, 2006                              1.19              0.80
       September 30, 2006                         2.00              1.15

Holders Of Common Stock

As of September 30, 2006, we had approximately 1,000 holders of record of our Common Stock and an estimated 9,000 additional holders who maintain the beneficial ownership of their Shares in "Street Name".

Dividends

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will be dependent upon our financial condition and results of operations and other factors then deemed relevant by our Board of Directors.

Shares Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2006 with respect to shares that may be issued through its employee compensation plans (stock option plans):

                                                                             NUMBER OF
                                                                        SECURITIES REMANING
                                NUMBER OF                               AVAILABLE FOR FUTURE
                             SECURITIES TO BE                            ISSUANCE UNDER
                               ISSUED UPON       WEIGHTED-AVERAGE             EQUITY
                               EXERCISE OF       EXERCISE PRICE OF       COMPENSATION PLANS
                                OUTSTANDING         OUTSTANDING        (EXCLUDING SECURITIES
                            OPTIONS, WARRANTS    OPTIONS, WARRANTS      REFLECTED IN COLUMN
                               AND RIGHTS           AND RIGHTS                  (a))
                            -----------------    -----------------     ---------------------
    PLAN CATEGORY                  (a)                  (b)                      (c)
    ---------------------   -----------------    -----------------     ---------------------
    Equity compensation
    plans approved by
    security holders                 237,229      $           1.38                        --

    Equity compensation
    plans not approved by
    security holders               1,188,750      $           1.12                   811,250
                            ----------------      ----------------     ---------------------
    Total                          1,425,979      $           1.16                   811,250
                            ================      ================     =====================

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


CRITICAL ACCOUNTING POLICIES

Revenue Recognition

Our revenues include revenues from the sale of delivery and disposable devices, the sale and rental of laser equipment and accessories, and service contracts for lasers manufactured by the Company.

In accordance with Staff Accounting Bulletin 104, "Revenue Recognition," we recognize revenue from products sold once all of the following criteria for revenue recognition have been met: (i) persuasive evidence that an arrangement exists, (ii) the products have been shipped, (iii) the prices are fixed and determinable and not subject to refund or adjustment, and (iv) collection of the amounts due is reasonably assured.

Revenues from the sale of delivery and disposable devices and lasers are recognized upon shipment and passage of title of the products, provided that all other revenue recognition criteria have been met. Generally, customers are required to insure the goods from the Company's place of business. Accordingly, the risk of loss transfers to the customer once the goods have been shipped from the Company's warehouse. We sell our products primarily through commission sales representatives in the United States and distributors in foreign countries. In cases where the we utilize distributors, we recognize revenue upon shipment, provided that all other revenue recognition criteria have been met, and ownership risk has transferred. In general, we do not have any post shipment obligations such as installation or acceptance provisions. All domestic laser systems are sold with a one year warranty which includes parts and labor. All international lasers systems are sold with a one year parts only warranty. As each laser sale is recognized, a liability is accrued for estimated future warranty costs.

We utilize distributors for international sales only. All laser system sales are non-returnable. Our international distributors typically locate customers for laser systems before ordering and in general do not maintain inventories. Our return policy for laser accessories, delivery and disposable devices sold to distributors is as follows: 1) We will accept returns of any unopened, undamaged, standard catalogue items (except laser systems) within sixty (60) days of invoice date. Acceptable returned products will be subject to a 20% restocking fee, 2) A return authorization number is required for all returns. The number can be obtained by contacting our Customer Service Department, and 3) Should a product be found defective at the time of initial use, the will replace it free of charge.

We offer service contracts on its lasers. These service contracts are offered at different pricing levels based on the level of coverage, which include periodic maintenance and different levels of parts and labor to be provided. Since the service contracts have a twelve-month term, the revenue of each service contract is deferred and recognized ratably over the term of each service contract.

We rent our lasers for a flat monthly charge for a period of years or on a month-to-month basis, or on a fee per case basis sometimes with a minimum monthly rental fee. During the fiscal years ended September 30, 2006 and 2005, four lasers were being rented, each on a month-to-month basis. For these lasers, rental revenue is recorded ratably over the rental period. MST generally enters into rental service contracts with customers for a two year period, which unless cancelled, are renewed on an annual basis after the initial period. During the rental service contract period customers do not maintain possession of any rental equipment unless it is for the Company's convenience. Customers are billed on a fee per case basis for rentals, which includes the services of the laser operator and, in some cases, the use of a reusable or single use laser delivery device. Revenue from these rental service contracts is recognized as the cases are performed.

Allowances for doubtful accounts are estimated based on estimates of losses related to customer receivable balances. Estimates are developed based on historical losses, adjusting for current economic conditions and, in some cases, evaluating specific customer accounts for risk of loss. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. Though we consider these balances adequate and proper, changes in economic conditions in specific markets in which we operate could have a material effect on reserved balances required. Our credit losses in 2006 and 2005, were less than one percent of revenues.

Inventories

Inventories consist of raw materials and component parts, work in process and finished good lasers and dispensing systems. Inventories are recorded at the lower of cost or market, cost being determined principally by use of the average-cost method, which approximates the first-in, first-out method. Cost is determined at the actual cost for raw materials, and at production cost (materials, labor and indirect manufacturing overhead) for work-in-process and finished goods.

Laser units located at medical facilities for sales evaluation and demonstration purposes or those units used for development and medical training are included in inventory since the lasers will ultimately be sold. These units are written down to reflect their net realizable values.

We write-down our inventory for estimated obsolescence equal to the net realizable value of the obsolete inventory. Product obsolescence may be caused by changes in technology discontinuance of a product line, replacement products in the marketplace or other competitive situations. We maintain a reserve on inventories that we consider to be slow moving or obsolete, to reduce the inventory to their net estimated realizable value. Once specific inventory is written-down, the write-down is permanent until the inventory is physically disposed of.

Goodwill

Goodwill represents the excess of the cost over the acquired assets of MST. On October 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." As a result of adoption SFAS No. 142, the Company's goodwill is no longer amortized, but is subject to an annual impairment test, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. There was no impairment loss recognized on goodwill during the fiscal years ended September 30, 2006 and 2005.

Impairment of Long-Lived Assets

SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", requires that long-lived assets, such as property and equipment and purchased intangibles subject to amortization, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to undiscounted future cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair market value. Estimates of expected future cash flows represent management's best estimate based on currently available information and reasonable and supportable assumptions. Any impairment recognized in accordance with SFAS No. 144 is permanent and may not be restored. To date, the Company has not recognized any impairment of long-lived assets in connection with SFAS No. 144.

Deferred Taxes

The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The Company has considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance. Based on these estimates, all of the Company's deferred tax assets have been reserved. If actual results differ favorably from those estimates used, the Company may be able to realize all or part of the Company's net deferred tax assets. Such realization could positively impact our operating results and cash flows from operating activities.

Stock-based Compensation

The Company accounts for its employee stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" - an amendment of FASB Statement No. 123.

Results Of Operations

The statements contained herein that are not historical facts may contain forward-looking statements that involve a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.

Risks And Uncertainties

Potential risks and uncertainties include, among other factors, general business conditions, government regulations governing medical device approvals and manufacturing practices, competitive market conditions, success of the Company's business strategy, delay of orders, changes in the mix of products sold, availability of suppliers, concentration of sales in markets and to certain customers, changes in manufacturing efficiencies, development and introduction of new products, fluctuations in margins, timing of significant orders, and other risks and uncertainties currently unknown to management.

Consolidated Results Of Operations Fiscal Years 2006 And 2005

The following table sets forth certain items in the consolidated statements of income as a percentage of net revenues for the years ended September 30, 2006 and 2005

                                                  Year Ended September 30,
                                                     2006          2005
                                                    ------        ------
Net revenues                                        100.0%        100.0%
Cost of sales                                        60.1          53.9
Selling, general and administrative expenses         36.5          37.4
Research and development expenses                    10.1           9.6
Interest expense                                      0.5           0.5
Other income, net                                     8.9           4.4
Income taxes                                          0.1           0.1
Net income                                            1.6           2.9

Net Revenues

Net revenues decreased $245,000 or 3.8% in fiscal 2006 to $6,237,000 from $6,482,000 in fiscal 2005, largely due to decreased unit sales of lasers. Net revenues from service and rental increased by $84,000 or 5.0% in fiscal 2006 to $1,753,000 from $1,669,000 in fiscal 2005, primarily due to increased sales generated by MST. International export revenues increased to $1,853,000 for fiscal 2006 from $1,822,000 for fiscal 2005 or 1.7%.

Cost Of Goods Sold

Cost of sales in fiscal 2006 was approximately 60.1% of net revenues, compared to 53.9% in fiscal 2005. Gross profit from the sale of lasers and accessories was 17% in the fiscal year ended September 30, 2006 as compared to 34% for the prior year fiscal period. Gross profit from the sale of delivery and disposable devices during the fiscal year ended September 30, 2006 was 54% as compared to 65% for the prior fiscal year period. This decrease in gross profit was due to an increase in the cost of raw materials combined with the payment of overtime wages to production personnel and the hiring of temporary personnel to increase inventory during the preparation for the relocation of the Company's facility. Gross profit from revenue received from service and rentals was 28% in the fiscal year ended September 30, 2006 as compared to 32% for the prior fiscal year period. This decrease in gross profit was due to an increase in service personnel to support periodic maintenance and warranty repairs for the Company's i nstalled laser base and rental lasers along with an increase maintaining the lasers utilized at MST.

Selling, General And Administrative Expenses

Selling, general and administrative ("SG&A") expenses decreased 6.3% to $2,279,000 in fiscal 2006, compared to $2,423,000 in fiscal 2005. The $144,000 decrease in fiscal 2006 is primarily attributed to reductions in marketing expense of $97,000, legal expense of $50,000, commission expense of $41,000, travel expense of $22,000 and audit expense of $21,000 offset by $108,000 in expense incurred in relocating to a new facility in May of 2006.

Research And Development (R&D) Expenses

R&D expenses were $633,000 in fiscal 2006, compared to $623,000 in fiscal 2005. R&D as a percentage of net revenues increased to 10.1% of net revenues in fiscal 2006 as compared to 9.6% in fiscal year 2005. R&D spending in fiscal 2006 was higher as the Company increased its product development efforts and staff in readying its new VaporMAX(TM) Side-Firing Device for the market.

Other Income And Expense

Total other income, net increased $273,000 or 110% to $522,000 in fiscal 2006 from $249,000 in fiscal 2005. Interest income was $21,000 in fiscal 2006 compared to $16,000 in fiscal 2005. The levels of cash available for investment in interest bearing securities were $802,000 and $1,523,000 as of September 30, 2006 and 2005, respectively. The increase in interest income was due to the Company maintaining an increased amount of funds in interest bearing investments along with higher interest rates in fiscal 2006. Income from royalties increased $216,000 or 82% to $478,000 in fiscal 2006 from $262,000 in fiscal 2005. This increase was due to royalties received from Lumenis based on a percentage of Lumenis' sales of side-firing and angled-firing devices manufactured by Lumenis or purchased by Lumenis from third-party suppliers, as stipulated in the settlement agreement entered into on November 17, 2003 between the Company and Lumenis, Inc. During the fiscal year ended September 30, 2006, the Company reversed $49 ,000 of previous accruals for which the Company no longer had obligations and received $3,000 in insurance settlements which was offset by interest accrued on notes due to an officer.

Net Income

As a result of the above, net income in fiscal 2006 was $97,000, compared to a net income of $186,000 in fiscal 2005.

Liquidity And Capital Resources

Cash flows

In fiscal 2006, net cash provided by operating activities was $128,000. Net cash used in investing activities was $738,000 in fiscal 2006, compared to net cash used of $100,000 in fiscal 2005. The increase in cash used in investing activities in fiscal 2006 was primarily due to cash paid for leasehold improvements for a new facility the Company occupied in May, 2006. Net cash used in financing activities was $111,000 in fiscal 2006, which was the result of $146,000 of payments on debt offset by $35,000 received from the exercise of employee stock options.

Liquidity

At September 30, 2006, the Company had working capital of $3,456,000 compared to $3,773,000 at the end of the previous fiscal year ended September 30, 2005. Cash decreased by $721,000 to $802,000 at September 30, 2006 from $1,523,000 at the fiscal year ended September 30, 2005.

During the period of October through December 2006, the Company sold an aggregate of 2,650,000 shares of common stock to four investors and two accredited individuals at a price of $1.25 per share, which resulted in aggregate gross proceeds of $3,312,500. After $300,000 of estimated offering expenses, the net proceeds to the Company will be approximately $3,012,500.

We believe our existing working capital will be sufficient to meet our operating needs for at least the next twelve months. While we expect to continue to operate at a profit, we could incur losses in the future if we fail to generate revenues sufficient to offset the costs associated with manufacturing and marketing our current products, our overhead, and the development of new products. There can be no assurance that we will be able to operate profitably in the future.

We have two outstanding senior, secured convertible notes due to our chief executive officer. These notes have a face value of $150,000 and $50,000, bear interest at 12% per annum, mature on February 28 and April 14, 2007, respectively, and are convertible at prices of $0.40 and $0.50 per share, respectively. The holder of these notes has the right at any time or times, prior to the payment of these notes in full, including any unpaid interest, to convert either or both of these notes for common stock at their respective convertible price. On November 3, 2006 the Chief Executive officer elected to convert the above notes and their respective accrued interest into 760,000 shares of common stock upon their maturity. The issuance of this common stock will dilute the equity interests of our shareholders.


                                    BUSINESS

General

We were incorporated in Nevada on May 1, 1980 and commenced operations in December 1980, at which time our present name was adopted. We have a 100% owned "fee per case" Laser rental subsidiary, MST, and an inactive, 90% owned subsidiary, Cardiodyne, Inc., which ceased its development of a cardiovascular laser system and related disposable devices in 2002.

Our factory and corporate office is located at 25901 Commercentre Drive, Lake Forest, CA 92630, and our telephone number is (949) 951-3800.

SEE "THE COMPANY" FOR INFORMATION ON OUR PRODUCTS AND THEIR MARKETS IN THE UROLOGY AND ORTHOPEDICS FIELDS AND THE NEW PRODUCTS WE ARE DEVELOPING.

Laser Rental Services

Many hospitals, surgery centers and physicians are reluctant to purchase "big ticket" medical equipment, such as our Lasers, which sell for $50,000 to $120,000, particularly for new medical procedures. Hospitals also traditionally suffer from a lack of funds to buy expensive medical equipment, and they prefer to avoid having to train their staff to operate new, complex equipment. As a result, laser rental companies have sprung up throughout the United States to fill this void. These companies provide lasers and other types of medical equipment, along with a trained operator to hospitals, surgery centers and physicians on a "fee per case" basis.

We acquired MST in late 2000 and plan to expand its "fee per case" rental business, which is particularly well suited to the introduction of new laser products. If requested, MST also supplies, disposable or reusable fiber optic laser delivery devices and includes their price in the "per case" fee.

When a surgeon is trained to perform a new procedure, such as our Laser procedures for testing an enlarged prostate or a herniated or ruptured disc in the spine, instead of waiting for his hospital or surgery center to purchase the Laser, the hospital can rent it on a "per case" basis.

When the hospital's or surgery center's staff has been trained by our Laser operator and is comfortable with the patient results, the volume of patients and the amount third-party payors are reimbursing for the procedure, they can buy the Laser, lease it under a conventional, long term lease or continue to rent it on a "per case" basis. Since the six to twelve month average delay in purchasing "big ticket" medical equipment is eliminated, the hospital or surgery center can immediately start purchasing our disposable Fibers and Needles, which typically carry higher profit margins than our Lasers.

Marketing

We market our lasers, Fibers, Needles and Tips in the United States through a small group of "straight commission" independent sales representatives, all of whom represent other manufacturers of medical products and devote only a small part of their time to selling our products. Outside the United States, we sell our Lasers, Fibers and Needles through independent distributors in about 30 foreign countries, all of whom sell other medical products. Virtually all of our sales of Lasers and most of our sales of Fibers and Needles to foreign distributors are made pursuant to letters of credit or wire transfers of funds payable in U.S. dollars. As a result, we are largely not subject to foreign currency risks.

In the fiscal year ended September 30, 2006, our sales of products in foreign countries accounted for approximately 29.7% of our total revenues.

Field Service

We presently employ a Manager of Field Service and four field service technicians who repair and provide preventative maintenance services to owners of our Lasers during the first year warranty period and, thereafter, under annual service contracts. We also sell parts and charge for the time and travel cost of our field service technicians when they repair Lasers after the initial one year warranty period or which are not covered by an annual service contract.

Government Regulation

All of our products are, and will in the future, be subject to extensive governmental regulation and supervision, principally by the FDA and comparable agencies in other countries. The FDA regulates the introduction, advertising, manufacturing practices, labeling and record keeping of all drugs and medical devices. The FDA has the power to seize adulterated or misbranded devices, require removal of devices from the market, enjoin further manufacture or sale of devices and publicize relevant facts regarding devices.

Prior to the sale of any of our products, we are required to obtain marketing approval for each product from the FDA and comparable agencies in foreign countries. Extensive clinical testing of each product, which is both costly and time-consuming, may be required to obtain such approvals. Our business would be adversely affected if we were unable to obtain such approvals or to comply with continuing regulations of the FDA and other governmental agencies. In addition, we cannot predict whether future changes in government regulations might increase the cost of conducting our business or affect the time required to develop and introduce new products. Our facilities were inspected by the FDA in October 2003 and no deficiencies in our compliance with the FDA's Good Manufacturing Practice ("GMP") requirements were cited by the FDA.

Specific areas of regulation by the FDA and other related matters are described in detail below.

Investigational Device Exemption

Before a new medical device may be used for investigational research in the United States, an Investigational Device Exemption ("IDE") application must be approved by the FDA. In order to obtain an IDE, the sponsor of the investigational research must first obtain approval for the research from the Institutional Review Board ("IRB" of the institution (e.g. hospital, medical center, etc.) at which the research is to be conducted.

510(K) Premarket Notification

The procedure for obtaining clearance from the FDA to market a new medical device involves many steps, such as IDE's and PMA's (see "Premarket Approval"). However, if a device is substantially equivalent to a product marketed prior to May 28, 1976, or a comparable product subsequently cleared by the FDA under a 510(k) Premarket Notification, a 510(k) Premarket Notification may be filed to establish the device's equivalence. The FDA's review process can take three months or longer. However, if additional testing or data are requested by the FDA, the overall review process may be extended.

We believe the majority of our urology, orthopedic and other surgical products can be cleared for sales pursuant to 510(k) Premarket Notifications, which in some cases may require limited clinical trials, although such cannot be assured.

Premarket Approval

Under the Medical Device Amendments of 1976, all medical devices are classified by the FDA into one of three classes. A "Class I" device is one that is subject only to general controls, such as labeling requirements and good manufacturing practices ("GMP"). A "Class III" device is one for which general controls and performance standards alone are insufficient to assure safety and effectiveness, unless the device qualifies for sale under a 510(k) Premarket Notification. Such devices require clinical testing to establish their safety and efficacy in treating specific diseases or conditions, and a Premarket Approval ("PMA"). Application for the intended use must be approved by the FDA before the device can be marketed in the United States. A device is generally classified as a Class I, II, or III device based on recommendations of advisory panels appointed by the FDA.

The filing of a PMA Application entails a rigorous review by the FDA which can take one year or longer, unless additional testing or data are requested by the FDA, in which case the review process can be considerably longer.

We are in an early stage of development of three new Side Firing Fibers for use with a new type of laser that are expected to require a PMA filing with the FDA before they can be marketed in the United States.

Continued Regulatory Risks

We cannot assure that required PMA approvals for any new products can be obtained or if obtained, that they can be maintained. The failure to maintain PMA approvals for new products may have a material adverse effect upon our future operations.

Inspection Of Plants

The FDA also has authority to conduct detailed inspections of manufacturing plants, to determine whether or not the manufacturer has followed its GMP requirements, which are required for the manufacture of medical devices. Additionally, the FDA requires reporting of certain product defects and prohibits the domestic sale or exportation of devices that do not comply with the law. We believe we are in compliance in all material respects with these regulatory requirements, and we expect that our processes and procedures in place will satisfy the FDA, although we cannot assure that will be the case.

State Regulation

Federal law preempts states or their political subdivisions from regulating medical devices. Upon application, the FDA may permit state or local regulation of medical devices which is either more stringent than federal regulations or is required because of compelling local conditions. To date, and to the best of our knowledge, only California has filed such an application. On October 5, 1980, the FDA granted partial approval to such application, effective December 9, 1980. The California requirements, which have been exempted from preemption, have not had a materially adverse effect on us.

Insurance Reimbursement

To permit the users of our products to obtain reimbursement under Federal health care programs such as Medicare, we may be required to demonstrate, in an application to the Centers for Medicare and Medicaid Services ("CMS"), the operator of the Medicare and Medicaid Programs, at either the state or federal level or both, the safety and efficacy of our products and the benefit to patients therefrom which justify the cost of such treatment. Criteria for demonstrating such benefits are in the process of definition by CMS, and there does not yet exist a clear method or requirement to receive approval for reimbursement. There is no assurance that any application for reimbursement, will be approved by CMS. Most private health insurance companies and state health care programs have standards for reimbursement similar to those of CMS. If any of our products is refused reimbursement by Medicare, private insurers and/or health care programs, the marketing of such product would be adversely affected.

Cost Of Compliance With FDA And Other Applicable Regulations

The costs of complying with FDA and other governmental regulations prior to the sale of approved products are reflected mainly in our R & D expenditures. The cost of first obtaining an IDE for a product, if required and, after having developed a product which in our view is safe and effective, obtaining a PMA approval or 510(k) clearance therefor, as well as making an application to CMS in order to establish Medicare reimbursability for treatments utilizing such product, adds significantly to the cost of developing and bringing a medical device to the market over what such cost would have been if such regulatory requirements did not exist.

Compliance with regulatory requirements also lengthens the time which is required to develop and commence marketing a product. These delays increase our R & D costs by (a) lengthening the time during which we must maintain and bear the carrying costs of a given research and development effort and (b) delaying the time when we can commence realizing revenues from sales of a product, during which time, we must continue to bear administrative and overhead costs. It is, however, not possible for us to quantify or estimate in advance the direct and indirect costs of complying with such regulatory requirements, particularly since the expense and difficulty of such compliance can vary greatly, depending upon the nature of the product, its intended use, the technological success of the R & D effort and the results of animal and/or animal and human clinical (human) testing of the product.

To the extent applicable regulations require more rigorous testing than might otherwise be deemed necessary, the costs of testing the product by unaffiliated institutions (and fees or royalties, if any, payable to them) may be deemed in part a cost to us of compliance with such regulatory requirements.

Employees

On September 30, 2006, we had 58 full-time employees, of whom 10 were employed by MST. Of the remaining 48, 31 were engaged in production and engineering, one in sales and marketing, and 10 were in general and administrative functions.

We may require additional employees in the areas of administration, product development, research, production, regulatory affairs, sales and marketing in the future. There is intense competition for capable, experienced personnel in the medical device and laser fields, and we cannot assure that we will be able to obtain new qualified employees when required.

Management believes its relations with its employees are good.

Patents And Patent Applications

As of September 30, 2006, we owned or held licenses to 22 U.S. patents, and 9 pending U.S. patent applications.

We cannot assure that (a) any patents will be issued from the pending applications, (b) any issued will prove enforceable, (c) we will derive any competitive advantage from them or (d) that our products may not infringe patents owned by others, licenses to which may not be available to us or available at an acceptable cost, in which event, we may be faced with patent litigation, which is extremely costly, damages, judgments and settlements, which may also require us to abandon the sale of the infringing or allegedly infringing products. To the extent that pending patent applications do not issue, we may be subject to more competition. We cannot assure that our already patented products, methods and processes will be medically useful or commercially viable. The issuance of patents on some but not all aspects of a product may be insufficient to prevent competitors from essentially duplicating the product by designing around the patented aspects. We are obligated, under certain of our patent licenses, to make royalty payments. Part of our R & D activities will be directed towards obtaining additional patent rights, which may entail future royalty and minimum payment obligations.

Competition

We face competition from a number of both young and established companies in the medical field. The larger of such established companies include Lumenis, Ltd. (resulting from the acquisition of the medical division of Coherent, Inc. by ESC Medical Systems, Inc.), American Medical Systems, Inc. (as a result of the acquisition of Laserscope, Inc.), Johnson & Johnson, Boston Scientific, Inc., ACMI, Inc. and others, all of which have greater financial resources. R & D and manufacturing facilities, technical skills, management staffs and/or sales and marketing organizations than us.

Among the younger companies with which we compete are PhotoMedix, Inc. Convergent, Inc. and others, certain of which are publicly held.

Insurance

We have a commercial general liability insurance policy and a products liability insurance policy, each providing coverage in the aggregate amount of $5,000,000. We cannot assure this amount of insurance will be sufficient to protect our assets against claims by patients, users of our products or others. Although there have been no successful claims against us, there is no assurance we will be able to maintain such liability insurance in force in the future at an acceptable cost, or at all, in which case our assets would be at risk in the event of successful claims against us. Successful claims in excess of the amount of insurance then in force could have a serious adverse effect upon our financial condition and future viability. We do not carry director and officer liability insurance, but we do have indemnification agreements covering our officers and directors.

Properties

We currently occupy approximately 28,700 square feet of office, manufacturing and warehouse space in Lake Forest, California, which we lease at a rental of approximately $28,000 per month with 4% rental increases in December 2007 and August 2009. The lease expires in April 2011, and we have two, 5-year renewal options.

Our wholly-owned subsidiary, MST, occupies approximately 1,500 sq. ft. of office space in Dallas, TX at a cost of $1,600 per month.

Management considers all of its facilities to be well maintained and adequate for its purposes.

Litigation

We are subject to various claims and actions that arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of any future litigation may adversely affect us. In November 2003, the Company settled its litigation against Lumenis, Inc. ("Lumenis"). Under the settlement agreement, Lumenis agreed to pay a 7.5% royalty to us on their sales of certain side-firing and angled-firing devices manufactured by Lumenis or purchased by Lumenis from third-party suppliers. In addition, Lumenis agreed to purchase 75% of its Angled-Firing (60 degree to 75 degree firing) and 100% of its Side-Firing (75 degree to 90 degree) Devices from the Company under an OEM Supply Agreement. The OEM Agreement was executed on September 8, 2005, and the Company has offered to manufacture a special version of its VaporMAX(TM) Side-Firing Device exclusively for Lumenis, for use with Lumenis' Holmium lasers for their cleared indications for use, which include the treatment of benign prostatic hyperplasia or "BPH", commonly referred to as an enlarged prostate.

                                   MANAGEMENT

Officers And Directors

Name                         Age              Position
----                         ---              --------

Marvin P. Loeb               80               Chairman and CEO

Glenn D. Yeik                39               President, COO, and Director

Brian T. Kenney              50               V.P. - Sales and Marketing

Richard F. Horowitz          65               Secretary and Director

Donald Baker                 77               Director


Marvin P. Loeb has been a director of our Company since 1980, Chairman of the Board since March 1981, Chief Executive Officer from April 1991 to November 2000 and since July 2001. He has been the Chairman of the Board of Cardiodyne, Inc., (formerly Trioptic Laser, Inc.,a 90% owned subsidiary of the Company) since May 1992. Since May 1986, he has been Chairman and a director of Cardiomedics, Inc., a privately held company which developed and is marketing a circulatory assist device. Since November 1988, he has been Chairman of Ultramedics, Inc., a privately held company whose principal interest is its investment in Cardiomedics, Inc. Dr. Loeb has been President of Master Health Services, Inc., a family held medical consulting firm, since 1973, and Marvin P. Loeb and Company, a family held patent licensing firm, since 1983. Mr. Loeb holds an honorary Doctor of Science Degree from Pacific States University and a Bachelor of Science Degree from the University of Illinois.

Glenn D. Yeik has been our President, Chief Operating Officer, and Director since September 2003. Since October 2004, he has been a Director of Cadiomedics, Inc., a privately held company which developed and is marketing a circulatory assist device. Before September 2003, he was our Executive Vice President from April 2002 to September 2003 and Vice President Product Development from March 2000 to April 2002 to September 2003. Mr. Yeik was Manager and Director of Electronic Systems at AngioTrax, Inc. from May 1998 to March 2000. He was our Manager, Laser Engineering from May 1994 to May 1998 and our Senior Electrical Engineer from July 1992 to May 1994. Before joining Trimedyne, Mr. Yeik was a Software Engineer at Cardiac Science, Inc. from June 1991 to July 1992. Mr. Yeik received a Bachelor of Science of Engineering Degree in Electrical Engineering from LeTourneau University. He has been a Director of Cardiomedics, Inc. since October 2004. Mr. Yeik is Dr. Loeb's son-in-law.

Brian T. Kenney has been our Vice President of Sales and Marketing since January 2000. Mr. Kenney had been our Director of International Sales from January 1999 to January 2000. Before joining Trimedyne, Mr. Kenney held sales and sales management positions with Exogen, a division of Smith & Nephew from April 1996 to November 1999, U.S. Surgical Corporation from January 1982 to December 1984, Stryker Corporation/Endoscopy Division from May 1988 to December 1992, and Surgical Laser Technologies from January 1993 to February 1996. Mr. Kenney is a graduate of the University of Oklahoma with a Bachelors Degree in Business Administration in Marketing and Finance.

Richard F. Horowitz has been a director of our Company since April 1983, and Secretary since July 2001. He also has been a director of Cardiodyne, Inc. (formerly Trioptic Laser, Inc.) since May 1992. He was a director of Automedix Sciences, Inc. (now COMC, Inc.) from November 1988 until 1999 and he has been a director of Cardiomedics, Inc. since 1992. Mr. Horowitz has been a practicing attorney in New York City for the past 42 years. He has been a member of the firm of Heller, Horowitz & Feit, P.C. (formerly Heller, Horowitz & Feit) since January 1979. Mr. Horowitz is a graduate of Columbia College and holds a J.D. degree from Columbia Law School. He is a member of the Association of the Bar of the City of New York and the New York State Bar Association.

Donald Baker has been a director of our Company since May 1983. He also has been a director of Cardiodyne, Inc. since August 1996. Mr. Baker retired after 39 years as a partner of the law firm of Baker & McKenzie. He holds a J.D.S. degree from the University of Chicago Law School. Mr. Baker was a Director of the management committee of the Mid-America Committee of Chicago for many years, a director of various medical technology companies and is currently on the board of Cardiomedics, Inc., of Irvine, CA. He is a member of the Chicago and American Bar Associations.

Executive Compensation

The following table sets forth the executive compensation paid during the fiscal years ended September 30, 2004 through September 30, 2006 to our Executive officers who earned more than $100,000 in combined salary, stock option awards and other compensation in fiscal 2005:

                                                               Compensation
                                               Annual          ------------
                                           Compensation (1)     Securities
                                         --------------------   Underlying    All Other
Name of Individual                         Salary      Bonus      Options    Compensation
and Principal Position            Year       $           $       $ Shares)      ($)(2)
-------------------------------   ----   ----------   -------   -----------  ------------
Marvin P. Loeb.................   2006   $ 119,393     $ 0              0      $ 10,500
  Chairman of the Board, and      2005   $ 114,515     $ 0              0      $ 15,926
  Chief Executive Officer         2004     115,000       0              0         2,939

Glenn D. Yeik..................   2006     160,527       0        100,000         9,086
  President, and                  2005     151,784       0         75,000         8,765
  Chief Operations Officer        2004     150,000       0              0         8,795

Brian T. Kenney, V.P...........   2006     152,945       0              0         7,957
                                  2005     157,525       0              0         7,940
                                  2004     133,425       0              0         7,878

---------------
(1) Amounts shown include cash and non-cash compensation earned and received by our executive officers.

(2) Amounts of Other Compensation shown for the above listed officers include the cost of (i) car allowances and expenses and (ii) costs to us of 401(k) matching contributions.

Security Ownership Of Management And Others

The following table sets forth the name and address of each beneficial owner of more than five percent of the Company's Common Stock known to the Company, by each director of the Company, by each named executive officer, and by all directors and executive officers as a group, the number of shares beneficially owned by such persons as of December 19, 2006 and the percent of the class so owned. Each person named in the table has sole investment and sole voting power with respect to the shares of Common Stock set forth opposite his name, except as otherwise indicated. All shares are directly owned or are held for the stockholder in street name, except as otherwise indicated.


                           Name And Address                               Amount And Nature Of          Percent Of Class
Title Of Class             Of Beneficial Owner                            Beneficial Ownership            Outstanding*
--------------             --------------------                           --------------------            ------------

                                       Major Shareholders
                                       ------------------

Common Stock               Marvin P. Loeb, Chairman & CEO (1)                  2,672,114                     15.4%
$.01 Par Value             25901 Commercentre Drive
                              Lake Forest, CA 92630

                           Lewis Asset Management, Inc. (6)                    1,000,000                      5.8%
                           45 Rockefeller Plaza, Suite 2570
                           New York, N.Y. 10111

                           Bruce J. Haber and his associates                     931,653                      5.4%
                           145 Huguenot Street, Suite 405
                           New Rochelle, NY  10801


                                       18


                               Other Directors and Executive Officers
                               --------------------------------------

                           Donald Baker, Director (2)                             80,000                        *
                           544 Earlston Road
                           Kenilworth, IL 60043

                           Richard F. Horowitz, Secy. & Dir. (2)                  80,000                        *
                           Heller, Horowitz & Feit, P.C.
                           292 Madison Avenue
                           New York, New York 10017

                           Glenn D. Yeik, Pres. COO (3)(5)                       397,257                      2.3%

                           Brian T. Kenney, V.P. (4)(5)                          135,000                        *

                           All Directors and Executive                         3,364,371                     19.4%
                           Officers as a Group (5 persons)

-------------------
* Indicates less than 1%

 (1) Consists of 1,762,114 Shares owned by Dr. Loeb and his wife, adult children, grandchildren and trusts for their benefit, of which Mr. Loeb is not a trustee or beneficiary, 760,000 Shares issuable to Mr. Loeb and his family members upon the conversion of $200,000 of Notes and accrued interest, which Dr. Loeb has elected to convert upon their maturity, and Options to purchase 150,000 Shares.
(2)      Consists of 50,000 Shares and Options to purchase 30,000 Shares.
(3)      Consists of 47,257 Shares, and Options to purchase 350,000 Shares.
(4)      Consists of 35,000 Shares and Options to purchase 100,000 Shares.
(5)      Address is 25901 Commercentre Drive, Lake Forest, CA 92630
(6) Consists of 850,000 Shares owned by Lewis Opportunity Fund, LP and 150,000 Shares owned by LAM Opportunity, Ltd. Managed by Lewis
         Asset Management, Inc.

Stock Option Grants To Executive Officers and Directors

During the fiscal year ended September 30, 2006, the Company granted 100,000 options to an executive officer and 30,000 options to a Director. The following table provides information concerning grants of options to purchase the Company's common stock during the fiscal year ended September 30, 2006 to the Named Executive Officer and Director:

                                             INDIVIDUAL GRANTS
                         ------------------------------------------------------
                           NUMBER OF
                          SECURITIES     PERCENT OF TOTAL
                          UNDERLYING     OPTIONS GRANTED
                           OPTIONS       TO EMPLOYEES IN      EXERCISE OR BASE
NAME                       GRANTED         FISCAL YEAR          PRICE ($/SH)      EXPIRATION DATE
--------------           -----------     ---------------      ----------------    ---------------
Glenn Yeik                 100,000             56.9%                $0.92            03/31/2016
Robert Crutchfield          30,000             17.1%                $1.75            08/16/2006


       The following table provides information related to options exercised during the fiscal year ended September 30, 2006, and unexercised options held by the above named executive officers as of the end of such fiscal year:

                                                   NUMBER OF SECURITIES
                                                       UNDERLYING                  VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                     AT FY END (#) (1)               AT FY END ($) (2)
                SHARES ACQUIRED     VALUE      ---------------------------    -----------------------------------
                ON EXERCISE (#)  REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE ($)   UNEXERCISABLE ($)
                ---------------  -----------   -----------   -------------    ---------------   -----------------
Marvin P. Loeb        0              0           150,000               0           82,560                  0

Glenn D. Yeik         0              0           264,000          86,000          190,230             70,580

Brian T. Kenney       0              0            96,000           4,000           37,485              4,120

---------------
 (1) Our Non-Qualified Stock Options have a term of six years, and our Incentive Stock Options have a term of ten years. All Options are subject to earlier termination, with options becoming exercisable from the date of grant equally over the following three years for our Non-Qualified Stock options and five years for our Incentive Stock Options.

(2) The dollar value of the in-the-money options shown above was calculated by multiplying the closing market price of our Shares at September 30, 2006, $1.53 per share, by the respective number of Shares and subtracting the option price.

                          TRANSACTIONS WITH MANAGEMENT

The following are transactions in which certain of our officers and directors had a direct or indirect material interest. The Company believes that the terms of the transactions described below are as favorable as could have been obtained with unaffiliated third parties.

On November 3, 2006, Dr. Loeb, the Chief Executive Officer elected to convert two Senior Convertible Secured Notes in the amounts of $150,000 and $50,000, and their respective accrued interest, into 760,000 shares of common stock based on their conversion price of $0.40 and $0.50 per share, respectively, upon their maturity.

Mr. Horowitz, a director of the Company, is a member of the firm of Heller, Horowitz & Feit, P.C., securities counsel to the Company. During the fiscal year ended September 30, 2006, we incurred $3,800 of legal fees and costs as a result of the above law firm acting as our securities counsel.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01, and 1,000,000 shares of Preferred Stock.

Preferred Stock

No shares of our Preferred Stock are presently outstanding. Our Board of Directors has the right to fix the rights and preferences of any of our Preferred Stock which might be issued in the future, without obtaining approval of our Shareholders.

Common Stock

The shares of our Common Stock presently outstanding, and any shares of our Common Stock issued upon conversion of the Notes or the exercise of stock options, will be fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the Common Stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of Preferred Stock that may then be outstanding. The Common Stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors.

Holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any Preferred Stock that may then be outstanding.

Our Articles of Incorporation provide for a staggered Board of Directors, pursuant to which the Board is divided into three classes (as nearly equal in number as possible) with the term of one class expiring each year. The articles also provide that the staggered Board provisions cannot be amended, altered or repealed except by the vote of not less than two-thirds of our issued and outstanding Common Stock and any Preferred Stock which may then be entitled to vote.

Warrants

The Warrants to purchase 212,000 Shares, which we issued in connection with our recent sale of 2,650,000 Shares, are exercisable at any time at the option of the holder at an exercise price of $1.25 per Share during a period of five (5) years from their date of issue in December 2006.

Anti-Dilution Rights Of Certain Shareholders And Warrant Holders

The Subscription Agreements for our recent sale of 2,650,000 Shares contain the following anti-dilution provisions.

If, during the latter of the date on which the above Registration Statement becomes effective or a period of one (1) year following the Payment Date, the Company sells Convertible Preferred Stock or a senior debt or equity security convertible into Common Stock with a conversion price less than $1.50 per Share (the "Conversion Price"), the Company shall issue to the undersigned such number of additional shares of Common Stock as are necessary to adjust the undersigned's cost for the Shares to eighty-five percent (85%) of the Conversion Price. If, during the latter of the date on which the above Registration Statement becomes effective or a period of one (1) year following the Payment Date, the Company sells Common Stock with any warrant coverage, the Company shall issue warrants on the same terms and conditions to the undersigned. If, during the latter of the date on which the above Registration Statement becomes effective or a period of one (1) year following the Payment Date, the Company sells Common Stock at a price lower than $1.25 per Share, the Company shall issue to the undersigned such number of additional shares of Common Stock as are necessary to adjust the undersigned's cost for the Shares to that price.

The Warrants issued in connection with the recent sale of the 2,650,000 Shares contain an anti-dilution provision that requires us to reduce the exercise price of the Warrants or, if any of the Warrants are exercised, issue additional Shares if, during the 5-year term of the Warrants, we sell Shares or securities bearing warrants or convertible into Shares at a price less than $1.25 per share.

Registration Of Shares

Included in the Registration Statement of which this prospectus is a part are 2,650,000 outstanding Shares sold in our recent private offering, 212,000 Shares which may be issued in the event of the exercise of outstanding Warrants issued in connection with this private offering, which Warrants are exercisable at a price of $1.25 per share and expire in December 2011, 600,000 Shares issuable under our 2007 Non-Qualified Stock Option Plan and an indeterminate number of Shares which we may be required to issue pursuant to anti-dilution provisions of the Subscription Agreements for recent sale of the aforementioned 2,650,000 Shares and the 212,000 Warrants issued in connection with such sale of Shares.

Transfer Agent

The transfer agent and registrar for our Shares is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York.

                 THE COMMISSION'S POLICY ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Article 12 of our Certificate of Incorporation contains provisions relating to the indemnification of our directors and officers to the fullest extent permitted by Nevada law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative or investigative, to which the director is a party by reason of being our director or a director of our subsidiary, if it is determined that the director acted in accordance with the applicable standard of conduct set forth in those statutory provisions.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not otherwise indemnify him or her.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                        SHARES AVAILABLE FOR FUTURE SALE

The 2,650,000 recently sold Shares, the 212,000 Shares issuable in the event of exercise of presently outstanding Warrants, the 600,000 Shares issuable in the event of exercise of stock options under our 2007 Non-Qualified Stock Option Plan and an indeterminate number of Shares we may be required to issue pursuant to anti-dilution provisions of the Warrants and Subscription Agreements for the 2,650,000 shares are included in this Prospectus, and, when issued, will be freely tradable without restriction imposed by, or further registration under, the Securities Act. The above notwithstanding, Shares held by Dr. Loeb, our other executive officers and directors and other controlling shareholders may be sold only pursuant to Rule 144 of the Securities and Exchange Commission, which imposes limitations on the number of our Shares which may be sold during certain periods.

                              PLAN OF DISTRIBUTION

Sales of the Shares by the Selling Stockholders may be affected by them from time to time on the Bulletin Board or in such other public forum where our Shares are publicly traded or listed for quotation. Sales may also be made in negotiated transactions through the timing of exercises of Warrants or Stock Options or, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which the broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be Underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                            SELLING SECURITY HOLDERS

We are registering certain shares which are presently outstanding as the result of our recent sale of Shares, Shares we have agreed to issue in the event of the exercise of outstanding Warrants or Options Under Our 2007 Option Plan and an indeterminate number of shares which we may be required to issue pursuant to the anti-dilution provisions of the Warrants and the Subscription Agreements for the Shares.

Other than the costs of preparing this Prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales of Shares by the Selling Security Holders. Each of the Selling Security Holders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the Selling Security Holders, or their transferees, may sell Shares from time to time for their own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. Except for the net proceeds from any exercises of the Warrants or Stock Options granted under our 2007 Option Plan, which will accrue to us, the net proceeds from the sale of Shares by the Selling Security Holders will inure entirely to their benefit and not to ours.

The Shares may be offered for sale from time to time in regular brokerage transactions in the Over-The-Counter market, or through brokers or dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. The Selling Security Holders may be required to deliver a current prospectus in connection with the offer or sale of their Shares. In the absence of a current prospectus, if required, these Shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The Selling Security Holders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these Shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

The Selling Security Holders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these Shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these Shares by Selling Security Holders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

                                            NO. OF SHARES NO. OF SHARES NO. OF
SHARES
SHAREHOLDER NAME                         PRIOR TO OFFERING (1)    BEING OFFERED    AFTER OFFERING
----------------                    --------------------     -------------    --------------

Leviticus Partners LP(2)                      400,000               400,000             0
Jacob Shulman (3)                              80,000                80,000             0
Lewis Opportunity Fund, LP (4) (10)           850,000               850,000             0
LAM Opportunity, Ltd. (4) (10)                150,000               150,000             0
Corsair Capital Partners, LP (5) (11)         688,902               688,902             0
Corsair Capital Investors, Ltd.(5) (11)        66,362                66,362             0
Corsair Capital Partners 100, LP (5) (11)      34,761                34,761             0
Corsair Long/Short International, Ltd (5) (11)  9,975                 9,975             0
Crescent International Ltd. (6)               320,000               320,000             0
Thomas R. Ulie (7)                             50,000                50,000             0
J. H. Darbie & Co., Inc. (8)                  208,000               208,000             0
First Island Capital, Inc. (9)                  4,000                 4,000             0

------------
(1) Includes Shares outstanding and Shares issuable upon exercise of outstanding Warrants.
(2)      405 Lexington Avenue, 45th, New York, N.Y. 10174
(3)      607 Monmouth Avenue, Lakewood, N.J. 08701
(4) c/o Lewis Asset Management, 45 Rockefeller Plaza, Suite 2570, New York, N.Y. 10111
(5) c/o Corsair Capital LLC, 717 Fifth Avenue, 24th Floor, New York, N.Y. 10022 (6) c/o Cantora (Switzerland) SA, 84 Avenue Louis-Casai
         CH-1216 Cointria/Geneva, Switzerland
(7)      P.O. Box, 814, Mercer Island, WA 98040
(8) Shares underlying Warrants - 99 Wall Street, 6th Floor, New York, N.Y. 10005
(9) Shares underlying Warrants - P.O. Box 814, Mercer Island, WA 98040 (10) Managed by Lewis Asset Management, Inc.
(11) Managed by Corsair Capital LLC

                                  LEGAL MATTERS

In connection with this offering, the law firm of Heller, Horowitz & Feit, P.C., New York, New York, is opining that we are in good standing in the State of Nevada with due authority to conduct our business and that the Shares offered herein have been duly and validly authorized and issued and are fully paid, non-assessable. A copy of this opinion has been filed as Exhibit 5 to the registration statement of which this Prospectus forms a part.

                                     EXPERTS

The consolidated financial statements included in this Prospectus of Trimedyne, Inc. as of September 30, 2006 and the two-year period then ended have been audited by Corbin & Company, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 100 F Street, N.E. Washington, D.C. 20549.

Copies of the material we file may also be obtained from the Public Reference Section of the Commission, at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                         FOR FISCAL YEARS 2006 AND 2005

Consolidated Financial Statements:

        Report of Independent Registered Public Accounting Firm            F-2

        Consolidated Balance Sheet at September 30, 2006                   F-3

        Consolidated Statements of Income for the years ended
        September 30, 2006 and 2005                                        F-4

        Consolidated Statements of Stockholders' Equity for the
        years ended September 30, 2006 and 2005                            F-5

        Consolidated Statements of Cash Flows for the years
        ended September 30, 2006 and 2005                                  F-6

        Notes to Consolidated Financial Statements                         F-7

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Trimedyne, Inc.

We have audited the accompanying consolidated balance sheet of Trimedyne, Inc. and its subsidiaries (the "Company") as of September 30, 2006, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit on its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluati ng the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trimedyne, Inc. and its subsidiaries as of September 30, 2006, and the consolidated results of their operations and their cash flows for each of the years in the two-year period then ended, in conformity with accounting principles generally accepted in the United States of America.

                                               /s/ Corbin & Company, LLP
                                                   Irvine, California
                                                   December 20, 2006
                                               ---------------------------------

                         TRIMEDYNE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                   September 30,
                                                                            2006
                                                                   -------------
Current assets:
  Cash and cash equivalents                                        $    802,000
  Trade accounts receivable, net of allowance
    for doubtful accounts of $12,000                                    742,000
  Inventories                                                         2,596,000
  Other current assets                                                  184,000
                                                                   ------------
      Total current assets                                            4,324,000

Note due from related party                                              38,000
Property and equipment, net                                             925,000
Other                                                                    39,000
Goodwill                                                                544,000
                                                                   ------------
                                                                   $  5,870,000
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                 $    323,000
  Accrued expenses                                                      399,000
  Deferred revenue                                                       48,000
  Accrued warranty                                                       23,000
  Income tax payable                                                      4,000
  Notes payable and current portion of long-term debt                    71,000
                                                                   ------------
    Total current liabilities                                           868,000

Senior convertible secured note due to officer                          200,000
Accrued interest due to officer                                         111,000
Deferred rent                                                            97,000
Long-term debt, net of current portion                                    2,000
                                                                   ------------

    Total liabilities                                                 1,278,000
                                                                   ------------
Commitments and contingencies

Stockholders' equity:
  Preferred stock - $0.01 par value, 1,000,000 shares
    authorized, none issued and outstanding                                  --
  Common stock - $0.01 par value; 30,000,000 shares authorized,
    14,770,511 shares issued, 14,668,902 shares outstanding             149,000
  Additional paid-in capital                                         47,979,000
  Accumulated deficit                                               (42,823,000)
                                                                   ------------
                                                                       5,305,000
  Treasury stock, at cost (101,609 shares)                             (713,000)
                                                                   ------------

   Total stockholders' equity                                         4,592,000
                                                                   ------------

                                                                   $  5,870,000
                                                                   ============

           See accompanying notes to consolidated financial statements

                         TRIMEDYNE, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                        For The Years Ended
                                                           September 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------     ------------
Net revenues:
  Products                                         $  4,484,000    $  4,813,000
  Service and rental                                  1,753,000       1,669,000
                                                   ------------    ------------
                                                      6,237,000       6,482,000
                                                   ------------    ------------

Cost of sales:
  Products                                            2,489,000       2,358,000
  Service and rental                                  1,260,000       1,134,000
                                                   ------------    ------------
                                                      3,749,000       3,492,000
                                                   ------------    ------------

Gross profit                                          2,488,000       2,990,000

Selling, general and administrative expenses          2,279,000       2,423,000
Research and development expenses                       633,000         623,000
                                                   ------------    ------------

Loss from operations                                   (424,000)        (56,000)
                                                   ------------    ------------
Other income (expense):
 Interest income                                         21,000          16,000
 Royalty income                                         478,000         262,000
 Interest expense                                       (29,000)        (30,000)
 Creditor settlements and recoveries                     55,000          13,000
 Loss on disposal of equipment                           (3,000)        (12,000)
                                                   ------------    ------------
   Total other income, net                              522,000         249,000
                                                   ------------    ------------

Income before provision for income taxes                 98,000         193,000

Provision for income taxes                                1,000           7,000
                                                   ------------    ------------

Net income                                         $     97,000    $    186,000
                                                   ============    ============

Basic net income per share                         $       0.01    $       0.01
                                                   ============    ============

Basic weighted average
 common shares outstanding:                          14,625,662      14,704,540
                                                   ============    ============

Diluted net income per share                       $       0.01    $       0.01
                                                   ============    ============

Diluted weighted average
 common shares outstanding:                          15,611,086      15,471,328
                                                   ============    ============

                 See accompanying notes to consolidated financial statements

                                           TRIMEDYNE, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  Common Stock              Additional
                                  ------------               Paid-In       Accumulated    Treasury
                             Shares          Amount          Capital         Deficit       Stock            Total
                          ------------    ------------    ------------   ------------   ------------    ------------
Balances at
September 30, 2004          14,704,540    $    148,000    $ 47,945,000   $(43,106,000)  $   (713,000)   $  4,274,000

Net income                          --              --              --        186,000             --         186,000
                          ------------    ------------    ------------   ------------   ------------    ------------
Balances at
September 30, 2005          14,704,540    $    148,000    $ 47,945,000   $(42,920,000)  $   (713,000)   $  4,460,000

Exercise of
stock options                   65,971           1,000          34,000             --             --          35,000

Net income                          --              --              --        97,000             --           97,000
                          ------------    ------------    ------------   ------------   ------------    ------------
Balances at
September 30, 2006          14,770,511    $    149,000    $ 47,979,000   $(42,823,000)  $   (713,000)   $  4,592,000
                          ============    ============    ============   ============   ============    ============

                              See accompanying notes to consolidated financial statements

                                                         F-5

                           TRIMEDYNE, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         For The Years Ended September 30,
                                                         ---------------------------------

                                                                2006           2005
                                                            -----------    -----------
Cash flows from operating activities:
  Net income                                                $    97,000    $   186,000
  Adjustments to reconcile net income to net cash
  (used in) operating activities:
    Depreciation and amortization                               174,000        143,000
    Loss on disposal of equipment                                 3,000         12,000
  Changes in operating assets and liabilities:
    Trade accounts receivable                                    38,000         13,000
    Inventories                                                (458,000)      (174,000)
    Other assets                                                 69,000        (63,000)
    Accounts payable                                            (27,000)       (47,000)
    Trade note from related party                               (38,000)            --
    Accrued expenses                                                 --       (114,000)
    Deferred revenue                                              5,000         (8,000)
    Accrued warranty                                            (20,000)        (1,000)
    Accrued interest due officer                                 24,000         25,000
    Income tax payable                                          (10,000)        (5,000)
    Deferred Rent                                                97,000             --
                                                            -----------    -----------
     Net cash (used in) operating activities                    (46,000)       (33,000)
                                                            -----------    -----------

Cash flows from investing activities:
  Purchase of property and equipment                           (738,000)      (100,000)
                                                            -----------   ------------
     Net cash used in investing activities                     (738,000)      (100,000)
                                                            -----------    -----------

Cash flows from financing activities:
   Excercise of stock options                                    35,000             --
   Payments on debt                                            (146,000)      (137,000)
   Borrowings on notes payable                                  174,000        110,000
                                                            -----------    -----------

     Net cash provided by (used in) financing activities         63,000        (27,000)
                                                            -----------    -----------
Net (decrease) increase in cash and cash equivalents           (721,000)      (160,000)

Cash and cash equivalents at beginning of year                1,523,000      1,683,000
                                                            -----------    -----------
Cash and cash equivalents at end of year                    $   802,000    $ 1,523,000
                                                            ===========    ===========

Cash paid for income taxes in the years ended September 30, 2006 and 2005 was $8,000 and $16,000, repectively. Cash paid for interest in the years ended
September 30, 2006 and 2005 was $3,000 and $5,000, repectively.

                See accompanying notes to consolidated financial statements

                                          F-6

                       TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

Trimedyne, Inc. ("Trimedyne") and its subsidiaries (collectively "the Company") are engaged primarily in the manufacture and sale of lasers, and disposable and reuseable fiber-optic laser devices in the medical field. The Company's operations include the provision of services and rental of lasers and medical equipment to hospitals and surgery centers on a "fee-per-case" basis in the Southwestern United States, through its wholly-owned subsidiary Mobile Surgical Technologies, Inc. ("MST"), located in Dallas, Texas. The Company's operations are primarily located in Southern California with distribution of its products worldwide (see Note 11).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Trimedyne, Inc., its wholly owned subsidiary, MST, Inc., and its 90% owned and inactive subsidiary, Cardiodyne, Inc. ("Cardiodyne") (collectively, the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

Concentration of Credit Risk and Customer Concentration

The Company generates revenues principally from sales of products in the medical field. As a result, the Company's trade accounts receivable are concentrated primarily in this industry. As of September 30, 2006 three customers accounted for 48% of the Company's receivables, one of which accounted for 12% of the Company's revenues for the year ended September 30, 2005 and accounted for 11% of the Company's revenues for the year ended September 30, 2006. The customers' terms are payment through bank letter of credit and net 30 days. The Company performs limited credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses. In some cases, management requires payment in full before goods are shipped. During fiscal 2006 and 2005, credit losses were not significant.

At September 30, 2006, the Company had cash balances in excess of federally insured limits of $100,000 in the amount of $668,000.

Inventories

Inventories consist of raw materials and component parts, work in process and finished good lasers and dispensing systems. Inventories are recorded at the lower of cost or market, cost being determined principally by use of the average-cost method, which approximates the first-in, first-out method. Cost is determined at the actual cost for raw materials, and at production cost (materials, labor and indirect manufacturing overhead) for work-in-process and finished goods.

Laser units located at medical facilities for sales evaluation and demonstration purposes or those units used for development and medical training are included in inventory since the lasers will ultimately be sold. These units are written down to reflect their net realizable values.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the cost over the acquired assets of MST. On October 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." As a result of adoption SFAS No. 142, the Company's goodwill is no longer amortized, but is subject to an annual impairment test, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. There was no impairment loss recognized on goodwill during the fiscal years ended September 30, 2006 and 2005.

Impairment of Long-Lived Assets

SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", requires that long-lived assets, such as property and equipment and purchased intangibles subject to amortization, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair market value. Estimates of expected future cash flows represent management's best estimate based on currently available information and reasonable and supportable assumptions. Any impairment recognized in accordance with SFAS No. 144 is permanent and may not be restored. To date, the Company has not recognized any impairment of long-lived assets in connection with SFAS No. 144.

                       TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations, which does not require compensation to be recorded if the consideration to be received is at least equal to the fair value of the common stock to be received at the measurement date. Under the requirements of SFAS No. 123, non-employee stock-based transactions require compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

The following table illustrates the effect on net income and net income per share had compensation cost for the employee stock-based compensation plans been determined based on grant date fair values of awards under the provisions of SFAS No. 123:

                                                                      Years ended
                                                                     September 30,
                                                                  2006           2005
                                                              -----------    -----------
Net income, as reported                                       $    97,000    $   186,000

Deduct: total stock-based employee compensation
   expense determined under fair value based method
   for awards, net of related tax effects                         (53,000)      (126,000)
                                                              -----------    -----------

Pro forma net income                                          $    44,000    $    60,000
                                                              ===========    ===========

Net income per share - basic:

  As reported                                                 $      0.01    $      0.01
                                                              ===========    ===========

  Pro forma                                                   $        --    $        --
                                                              ===========    ===========

Net income per share - diluted:

  As reported                                                 $      0.01    $      0.01
                                                              ===========    ===========

  Pro forma                                                   $        --    $        --
                                                              ===========    ===========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
                                         Years ended
                                        September 30,
                                     2006           2005
                                  ----------     ----------

Dividend yield                           --             --

Expected volatility                     89%            81%

Risk-free interest rate               3.56%          3.47%

Expected lives                      5 years        5 years


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility and time to exercise. Because awards held by employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

                       TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include inventory valuation, allowances for doubtful accounts and deferred income tax assets, recoverability of goodwill and long-lived assets, and losses for contingencies and certain accrued liabilities.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses, long-term debt and two senior convertible secured notes due to the Chief Executive Officer. The carrying amounts of the Company's financial instruments generally approximate their fair values as of September 30, 2006 because of the short maturity of these instruments. Senior convertible secured notes due to officer cannot be objectively and fairly valued due to the related party nature of the instruments.

Revenue Recognition

The Company's revenues include revenues from the sale of delivery and disposable devices, the sale and rental of laser equipment and accessories, and service contracts for lasers manufactured by the Company.

In accordance with Staff Accounting Bulletin 104, "Revenue Recognition," the Company recognizes revenue from products sold once all of the following criteria for revenue recognition have been met: (i) persuasive evidence that an arrangement exists, (ii) the products have been shipped, (iii) the prices are fixed and determinable and not subject to refund or adjustment, and (iv) collection of the amounts due is reasonably assured.

Revenues from the sale of delivery and disposable devices and lasers are recognized upon shipment and passage of title of the products, provided that all other revenue recognition criteria have been met. Generally, customers are required to insure the goods from the Company's place of business. Accordingly, the risk of loss transfers to the customer once the goods have been shipped from the Company's warehouse. The Company sells its products primarily through commission sales representatives in the United States and distributors in foreign countries. In cases where the Company utilizes distributors, it recognizes revenue upon shipment, provided that all other revenue recognition criteria have been met, and ownership risk has transferred. In general, the Company does not have any post shipment obligations such as installation or acceptance provisions. All domestic laser systems are sold with a one year warranty which includes parts and labor. All international lasers systems are sold with a one year parts only warranty. As each laser sale is recognized, a liability is accrued for estimated future warranty costs.

The Company utilizes distributors for international sales only. All laser system sales are non-returnable. Our international distributors typically locate customers for laser systems before ordering and in general do not maintain inventories. The Company's return policy for laser accessories, delivery and disposable devices sold to distributors is as follows: 1) The Company will accept returns of any unopened, undamaged, standard catalogue items (except laser systems) within sixty (60) days of invoice date. Acceptable returned products will be subject to a 20% restocking fee, 2) A return authorization number is required for all returns. The number can be obtained by contacting the Customer Service Department, and 3) Should a product be found defective at the time of initial use, the Company will replace it free of charge.

The Company offers service contracts on its lasers. These service contracts are offered at different pricing levels based on the level of coverage, which include periodic maintenance and different levels of parts and labor to be provided. Since the service contracts have a twelve-month term, the revenue of each service contract is deferred and recognized ratably over the term of the service contract.

Trimedyne, Inc. rents its lasers for a flat monthly charge for a period of years or on a month-to-month basis, or on a fee-per-case basis sometimes with a minimum monthly rental fee. During the fiscal years ended September 30, 2006 and 2005, four lasers were being rented by Trimedyne, Inc., each on a month-to-month basis. For these lasers, rental revenue is recorded ratably over the rental period. MST generally enters into rental service contracts with customers for a two year period, which unless cancelled, are renewed on an annual basis after the initial period. During the rental service contract period customers do not maintain possession of any rental equipment unless it is for the Company's convenience. Customers are billed on a fee-per-case basis for rentals, which includes the services of the laser operator and, in some cases, the use of a reusable or single use laser delivery device. Revenue from these rental service contracts is recognized as the cases are performed.

                       TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Product Warranty Costs

The Company provides warranties for certain products and maintains warranty reserves for estimated product warranty costs at the time of sale. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair its products under warranty. The following table provides a summary of the activity related to the Company's accrued warranty expense:

                                                       For The Years Ended
                                                          September 30,
                                                  ----------------------------
                                                      2006            2005
                                                  ------------    ------------

        Balance at beginning of period            $     43,000    $     44,000
        Charges to costs and expenses                   65,000          89,000
        Costs incurred                                 (85,000)        (90,000)
                                                  ------------    ------------
        Balance at end of period                  $     23,000    $     43,000
                                                  ============    ============

Research and Development Costs

All research and development costs, including licensing costs, are charged to expense as incurred. In accordance with this policy, all costs associated with the design, development and testing of the Company's products have been expensed as incurred.

Income Taxes

The Company uses the asset and liability method of SFAS No. 109 "Accounting for Income Taxes which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Management provides a valuation allowance for deferred tax assets when it is more likely than not that all or a portion of such assets will not be recoverable based on future operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the useful lives or the term of the lease.

Per Share Information

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding.

The following is a reconciliation of the shares used in the denominator for calculating basic and diluted earnings per share:

                                                                                   Years ended
                                                                                  September 30,
                                                                               2006           2005
                                                                           -----------    -----------
Weighted average common shares outstanding
 used in calculating basic earnings per share                               14,625,662     14,704,540

Effect of dilutive stock options                                               246,424         90,288
Effect of senior convertible secured
  notes due to officer and accrued interest                                    739,000        676,500
                                                                           -----------    -----------
Weighted average common and common equivalent
 shares used in calculating diluted earnings per share                      15,611,086     15,471,328
                                                                           ===========    ===========

The following is a reconciliation of the net income available to common stockholders:

Net income                                                                 $    97,000      $ 186,000

Add - Interest on senior convertible
 secured notes due to officer                                                   24,000         24,000
                                                                           -----------    -----------
Net income available to common stockholders                                $   121,000      $ 210,000
                                                                           ===========    ===========

                                      F-10

                       TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment information

The Company reports information about operating segments, as well as disclosures about products and services, geographic areas and major customers (see Note 11). Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance.

Comprehensive Income

Comprehensive income is not presented in the Company's consolidated financial statements since the Company did not have any items of comprehensive income in any period presented.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("Statement 123(R)") to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in APB
Opinion 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. The Company is required to adopt this standard during the fiscal quarter ending December 31, 2006. The Company is in the process of evaluating whether the adoption of SFAS 123(R) will have a significant impact on the Company's overall consolidated results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS123R.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections -- a replacement of APB Opinion No. 20 and FASB Statement No. 3." This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change; the indirect effects should be recognized in the period of the change. This statement carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005, although early adoption is permitted. The implementation of this standard has not had a material impact on its consolidated results of operations, cash flows or financial position.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in -Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to beginning retained earnings. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

 In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier application is encouraged. The adoption of this accounting pronouncement is not expected to have a material effect on our consolidated financial statements.

                        TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" (SAB 108"), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of our fiscal 2008. The Group does not believe SAB 108 will have a material impact on the consolidated financial statements.

NOTE 3. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

Inventories at September 30, 2006, consist of the following:

Raw materials                      $   842,000
Work-in-process                        636,000
Finished goods                       1,118,000
                                   -----------
                                     2,596,000
                                   ===========

Property and equipment, net consists of the following at September 30, 2006:

Furniture and equipment                               $ 2,497,000
Leasehold improvements                                    614,000
Other                                                     216,000
                                                      -----------
                                                        3,327,000
Less accumulated depreciation and amortization         (2,402,000)
                                                      -----------
                                                      $   925,000
                                                      ===========

Accrued expenses consist of the following at September 30, 2006:


   Accrued vacation                                                 $   126,000
   Accrued compensation                                                  89,000
   Sales and use tax                                                     55,000
   Accrued professional fees                                             53,000
   Customer deposits                                                     42,000
   Commissions                                                           19,000
   Accrued payroll tax                                                    7,000
   Other                                                                  8,000
                                                                    -----------
   Total accrued expenses                                           $   399,000
                                                                    ===========

NOTE 4. NOTES PAYABLE AND LONG-TERM DEBT

Long-term debt consists of the following at September 30, 2006:

Loan payable to leasing company, bearing interest at 8% per annum;
principal and interest due monthly in equal installments of $211
through May 2008. The loan is secured by the related forklift.      $     4,000

Notes payable to finance company, issued in connection with
financing certain insurance policies. The notes bear interest at 6.566% per annum and require monthly principal and interest
payments of $17,369 through January 2007.                                69,000
                                                                    -----------
                                                                         73,000
Less: current portion                                                   (71,000)
                                                                    -----------
                                                                    $     2,000
                                                                    ===========

Future scheduled payments on notes payable and long-term debt as of September 30, 2006 are as follows:

            Fical Year Ending
              September 30,         Amount
              -------------       ---------
                  2007               71,000
                  2008                2,000
                                  ---------
                                  $  73,000
                                  =========

                       TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. SENIOR CONVERTIBLE SECURED NOTES DUE TO OFFICER

The Company has two Senior Convertible Secured Notes (the "Convertible Notes") in the amounts of $150,000 and $50,000 to its Chief Executive Officer The Convertible Notes bear interest at 12%, per annum, with maturity dates of February 27, and April 15, 2007, respectively, and are convertible, including accrued interest, into common stock, based on $0.40 per share and $0.50 per share (the "Conversion Price"), respectively. The Conversion Price was determined based on the closing market price of the Company's common stock on the date of issuance. The Convertible Notes are secured by substantially all the Company's assets. The conversion prices of the Convertible Notes are subject to reduction if the Company issues or sells any shares of its common stock for consideration per share less than the Conversion Price, at upon which the Conversion Price will be reduced to the price at which the shares of common stock were sold. However, no later sale of common stock at a price higher than the Conversion Price shall cause the Conversion Price to be increased. On November 3, 2006, the Chief Executive officer elected to convert the above notes and their respective accrued interest into common stock upon their maturity.

As of September 30, 2006, the Company has accrued $111,000 in interest on the above Convertible Notes. No interest was paid during the years ended September 30, 2006 and 2005.


NOTE 6. INCOME TAXES

The deferred income tax balances at September 30, 2006, are comprised of the following:

Deferred income tax assets (liabilities):
    Net operating loss carry forwards               $  13,630,000
    Reserves and accruals                                (463,000)
    Research and development credits                    3,148,000
    Valuation allowance                               (16,315,000)
                                                    --------------
                                                               --
                                                    ==============

The valuation allowance for deferred tax assets decreased approximately $1,309,000 and $1,416,000 during the years ended September 30, 2006 and 2005, respectively, primarily due to a portion of the Company's net operating loss carryforwards ("NOLS") and tax credits that were fully reserved expiring. For the years ended September 30, 2006 and 2005, the Company recorded a current provision for state income taxes of $1,000 and $7,000 respectively. There was not a provision for federal income taxes.

The Company's effective income tax rate differs from the statutory federal income tax rate as follows for the years ended December 31, 2006 and 2005:

                                                            September 30,
                                                       2005           2006
                                                    ----------     ----------
Statutory federal income tax rate                       34.0%          34.0%

Increase (decrease) in tax rate resulting from:
  State tax benefit, net of federal benefit              6.1%           2.4%
  Other                                                  0.0%           0.4%
  Valuation Allowance                                  (38.0)%        (33.1)%
                                                    ----------     ----------
Effective income tax rate                                2.1%           3.7%
                                                    ==========     ==========

At September 30, 2006, the Company had NOL carry forwards for Federal and California income tax purposes totaling approximately $38.1 million and $8.5 million, respectively. Federal and California NOL's have begun to expire and fully expire in 2020 and 2011, respectively. The Tax Reform Act of 1986 includes provisions which may limit the new operating loss carry forwards available for use in any given year if certain events occur, including significant changes in stock ownership.

                        TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has two non-cancelable operating leases that are currently in effect, which include a lease for MST's facility in Dallas, Texas, which expires in August 2007, and a lease for the Company's corporate office and manufacturing facility in Lake Forest, California, which expires in March 2011.

Future annual minimum lease payments under the above lease agreements, at September 30, 2006 are as follows:

         Years ending
         September 30,
         -------------
           2007                  356,000
           2008                  367,000
           2009                  372,000
           2010                  384,000
           2011                  183,000
                             -----------
           Total             $ 1,662,000
                             ===========

Rent expense for the years ended September 30, 2006 and 2005 was approximately $559,000 and $548,000, respectively.

In accordance with SFAS No. 13 "Accounting for Leases" and Financial Accounting Standards Board Technical Bulletin 85-3, "Accounting for Operating Leases with Scheduled Rent Increases", rent expense on the leases are recognized on a straight-line basis over the term of the lease. Therefore, rent expense on the leases does not correspond with the actual rent payments due. Additionally, as part of the Company's lease agreement of its facility in Lake Forest, California, the Company received $100,000 from the lessor as an allowance for leasehold improvements contributed by the Company. In accordance with Financial Accounting Standards Board Technical Bulletin No. 88-1, the $100,000 payment received is being recognized on a straight-line basis over the term of the lease as reduction to rent expense and the unamortized portion is included in deferred rent. The difference between the cumulative rent payments, net of the $100,000 allowance on leasehold improvements versus the cumulative rent expense on a straigh t-line basis is recorded as a deferred rent liability.

Settlement and OEM Agreement

Under the terms of a settlement agreement with Lumenis, Inc. ("Lumenis"), Lumenis has agreed to pay a 7.5% royalty on their sales of certain side-firing and angled-firing devices manufactured by Lumenis or purchased by Lumenis from third-party suppliers. In addition, Lumenis agreed to purchase 75% of its Angled-Firing (60 degree to 75 degree firing) and 100% of its Side-Firing (75 degree to 90 degree) Devices from the Company under an OEM Supply Agreement. The OEM Agreement was executed on September 8, 2005, under which the Company agreed to manufacture a special version of its VaporMAX(TM) Side-Firing Device exclusively for Lumenis, for use with Lumenis' Holmium lasers for their cleared indications for use, which include the treatment of benign prostatic hyperplasia or "BPH", commonly referred to as an enlarged prostate.

For the years ended September 30, 2006 and 2005 the Company recognized as income $478,000 and $262,000, respectively, in royalties from Lumenis. These amounts are all included as other income in the accompanying statements of income.

Product liability

The Company is subject to various claims and actions which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of any of the Company's existing and future litigation may adversely affect the Company. Management is unaware of any matters which are not reflected in the consolidated financial statements that may have material impact on the Company's financial position, results of operations or cash flows.

Guarantees and Indemnities

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of California. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

                        TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS' EQUITY

Stock Options

The Company has adopted stock option plans that authorize the granting of options to key employees, directors, and consultants to purchase unissued common stock subject to certain conditions, such as continued employment. Options are generally granted at the fair market value of the Company's common stock at the date of grant, become exercisable over a period of five years from the date of grant, and generally expire in six or ten years specific to their respective plan. Forfeitures of stock options are returned to the Company and become available for grant under the respective plan.

During fiscal 2005, the board of directors authorized the grant of non-qualified stock options to purchase 138,000 shares at an exercise of $0.60 per share based on the closing price of the Company's common stock on the date of grant. These options generally vest over five years and expire ten (10) years from the date of grant.

During fiscal 2006, the board of directors authorized the grant of non-qualified stock options to purchase 175,750 shares as follows:

                         Number of            Option Exercise
                         Options(1)           Price Per Share(2)
                         ---------            -----------------
                           25,000                   $0.59
                           10,000                   $0.66
                              750                   $0.68
                           10,000                   $0.87
                          100,000                   $0.92
                           30,000                   $1.75

(1) These options vest over five years and expire ten (10) years from the date of grant.
(2) Exercise price per share is based on the closing price of the Company's common stock on the date of grant.


Activity during the years ended September 30, 2006 and 2005 under the plans was as follows:

Stock Options Outstanding

                             Number of      Option Exercise    Weighted Average
                              Options       Price Per Share     Exercise Price
                            ----------    -----------------    --------------
October 1, 2004              1,322,600       $0.14 - $3.84        $1.20

Granted                        138,000       $0.60                $0.60
Exercised                           --
Canceled                       (63,400)      $0.33 - $2.75        $0.70
                            ----------
September 30, 2005           1,397,200       $0.14 - $3.84        $1.16

Granted                        175,750       $0.59 - $1.75        $1.00
Exercised                      (65,971)      $0.14 - $1.25        $0.53
Canceled                       (81,000)      $0.50 - $2.75        $1.33
                            ----------
September 30, 2006           1,425,979       $0.14 - $3.84        $1.16
                            ==========

The weighted-average fair value of the stock options granted for the years ended September 30, 2006 and 2005, was $0.53 and $0.24, repectively.

The following table summarizes information concerning outstanding and exercisable options at September 30, 2006:

                                    OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                                  ------------------------                         -------------------
                     Outstanding      Weighted-Average                           Exercisable   Weighted-
    Range of            as of            Remaining           Weighted-Average      as of        Average
Exercise Prices       9/30/2006   Contractual Life (years)   Exercise Price      9/30/2006   Exercise Price
-----------------     ---------   ------------------------   --------------      ---------   --------------
$0.00 - $0.38           85,000              6.2                    $0.17             45,000         $0.20
$0.39 - $0.94          645,879              6.7                    $0.60            422,029         $0.56
$0.95 - $1.88          462,200              4.7                    $1.30            432,200         $1.27
$1.89 - $2.61           64,000              1.4                    $2.17             64,000         $2.17
$2.62 - $3.38          120,900              3.0                    $2.73            120,900         $2.73
$3.39 - $4.25           48,000              3.5                    $3.84             48,000         $3.84
                     ----------         ----------               --------         ----------      --------
                     1,425,979              5.4                    $1.16          1,132,129         $1.28
                     ==========         ==========               ========         ==========      ========


                        TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As stock options are generally granted at an exercise price equal to the fair market value of the underlying stock at the date of grant, there are generally no charges to income in connection with the issuance of stock options. Upon exercise, proceeds from the sale of shares under the stock options plans are credited to common stock and additional paid-in capital.

Contingent Common Stock Arrangement

During the fiscal year ended September 30, 2004, the Company's President elected to defer $10,000 per year in cash compensation with the option of being paid in shares of the Company's common stock, based on the closing price at the end of the month in which the compensation was earned. During the fiscal year ended September 30, 2005, the Company's President elected to be paid cash for the above in lieu of the right to receive shares of the Company's stock.

No such agreements existed in the fiscal year ended September 30, 2006.

Common Stock Awards

There were no shares of common stock awarded during the fiscal years ended September 30, 2006 and 2005.


NOTE 9. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Retirement Savings Plan (the "Retirement Plan"). Under the terms of the Retirement Plan, employees may, subject to certain limitations, contribute up to 15% of their total compensation. The Company contributes an additional $0.50 for each dollar of employee contributions up to 4% of eligible employee compensation. Employees become vested in the Company's contribution at 20% per year over five years. The Company's annual contributions to the Retirement Plan totaled $26,000 for fiscal 2006 and $12,000 for fiscal 2005.

NOTE 10. SEGMENT INFORMATION:

The Company's revenue base is derived from the sales of medical products and services on a worldwide basis originating from the United States. Although discrete components that earn revenues and incur expenses exist, significant expenses such as research and development and corporate administration are not incurred by nor allocated to these operating units but rather are employed by the entire enterprise. Additionally, the chief operating decision maker evaluates resource allocation not on a product or geographic basis, but rather on an enterprise-wide basis. Therefore, the Company has concluded that it contains only one reportable segment, which is the medical systems business.

                                 For the year ended September 30, 2006          For the year ended September 30, 2005

                                                Service and                                    Service and
                                  Product          Rental        Total          Product           Rental         Total
                               -----------------------------------------       ------------------------------------------
Revenue                        $4,484,000      $1,753,000     $6,237,000       $ 4,813,000     $1,669,000      $6,482,000

Cost of sales                   2,489,000       1,260,000      3,749,000         2,358,000      1,134,000       3,492,000
                               -----------------------------------------       ------------------------------------------

Gross profit                    1,995,000         493,000      2,488,000         2,455,000        535,000       2,990,000

Expenses:
Selling, general and
  administrative                1,915,000         364,000      2,279,000         1,926,000        497,000       2,423,000
Research and development          633,000              --        633,000           623,000             --         623,000
                               -----------------------------------------       ------------------------------------------

(Loss) income from operations  $ (553,000)      $ 129,000       (424,000)      $   (94,000)     $  38,000         (56,000)
                               ==========       =========                      ===========      =========
Other income (expense):
 Interest income                                                  21,000                                           16,000
 Royalty income                                                  478,000                                          262,000
 Interest expense                                                (29,000)                                         (30,000)
 Creditor settlements and recoveries                              55,000                                           13,000
 Loss on disposal of equipment                                    (3,000)                                         (12,000)
                                                              ----------                                       ----------

Income before provision for income taxes                          98,000                                          193,000

Provision for income taxes                                         1,000                                            7,000
                                                              ----------                                       ----------

Net income                                                    $   97,000                                       $  186,000
                                                              ==========                                       ==========

                        TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sales in foreign countries in fiscal 2006 and 2005 accounted for approximately 29.7% and 28.1%, respectively, of the Company's total sales. The breakdown by geographic region is as follows:

                                          2006            2005
                                      ----------      ----------
                    Asia              $1,005,000      $1,039,000
                    Europe               312,000         387,000
                    Latin America        110,000          87,000
                    Middle East            1,000           1,000
                    Australia             85,000              --
                    Africa                41,000              --
                    Other                299,000         308,000
                                      ----------      ----------
                                      $1,853,000      $1,822,000
                                      ==========      ==========

Sales to customers by similar products and services for the years ended September 30, 2006 and 2005 were:

                                                  2006          2005
                                               ----------   ----------
By similar products and services:

Laser equipment and accessories                $  948,000   $1,429,000
Delivery and disposable devices                 3,536,000    3,384,000
Service and rental                              1,753,000    1,669,000
                                               ----------   ----------
        Total                                  $6,237,000   $6,482,000
                                               ==========   ==========

All the Company's long-lived assets were located in the United States at September 30, 2006 with the exception of one demo 80 watt laser located in Belgium.

NOTE 11. RELATED PARTY TRANSACTIONS

During the year ended September 30, 2005, the Company incurred $6,000 of legal services rendered by a Director. During the year ended September 30, 2006, the Company incurred $3,800 of legal services rendered by a Director, of which $2,000 was still outstanding and included in accounts payable as of September 30, 2006.

Another member of the board of directors was engaged as a consultant to MST, Inc. to faciliate increases to administrative efficiency. During the years ended September 30, 2006 and 2005 the Company incurred $16,000 and $82,000, respectivley, in consulting expenses associated with the arrangement which was included in adminstrative expense. The arrangement was terminated during the current fiscal year in December 2005.

The Company entered into a service agreement with Cardiomedics, Inc. ("Cardiomedics"), a privately held corporation in which the Chairman/CEO of Trimedyne, Inc. holds a majority interest and is a member of the Board of Directors. The COO/President of the Company is also a board member of Cardiomedics. Under the agreement, Trimedyne agreed to provide warranty service, periodic maintenance, and repair on Cardiomedics' heart assist devices for which Trimedyne billed Cardiomedics $40,000 on account and recorded as service income, including $29,000 during the year ended September 30, 2006. During the quarter ended March 31, 2006 Cardiomedics' account with Trimedyne, Inc. became delinquent and the Company ceased providing services to Cardiomedics. Cardiomedics also entered into a reimbursement agreement with the Company for business expenses incurred by the CEO/Chairman of the Company on behalf of Cardiomedics in the amount of $11,000.

The above balances due were consolidated and converted into a $51,000 promissory note (the "Note"). The Note bears interest at 8.0% per annum, and matures on March 31, 2008. The Note is secured by a personal guarantee from the Chairman/CEO of the Company. During the year ended September 30, 2006, the Company received $13,000 in principal reduction payments from Cardiomedics, reducing the principal balance of the Note to $38,000 and recorded $1,000 in interest income.

On April 7, 2006, the Company entered into an agreement to employ Cardiomedics as a consultant to provide graphics arts services, since the Company had no employee with experience in the design and production of brochures and other marketing materials. Under this agreement, Cardiomedics provides the services of a graphics art specialist at a rate comparable to those presently prevailing in the market in the design and production of marketing materials. During the year ended September 30, 2006 the Company incurred $13,000 in expense for the services provided under the agreement, which was recorded to marketing expense, of which $4,000 was included in the balance of accounts payable at September 30, 2006.

                        TRIMEDYNE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS

During the period October through December 2006, the Company sold 2,600,000 shares of its common stock through J. H. Darbie & Co., Inc. ("Darbie") to four institutional investors and a related accredited individual at a price of $1.25 per share for an aggregate of $3,250,000.

The Company paid Darbie $260,000 and issued a warrant exercisable over a period of five (5) years, to Darbie to purchase 208,000 shares of common stock at a price of $1.25 per share, with a customary anti-dilution provision.

In November 2006, the Company sold through First Island Capital, Inc. ("FIC") 50,000 shares of common stock at a price of $1.25 per Share for $62,500 to an accredited individual and issued a warrant, exercisable over a period of five
(5) years, to FIC to purchase 4,000 shares of common stock at a price of $1.25 per share, with a customary anti-dilution provision.

The Subscription Agreements covering the sale of these shares included customary anti-dilution provisions, an undertaking to file a Registration Statement with the SEC and cause it to become effective 120 days after the date of sale and a provision for a penalty of 1% per month for each month, after a period of 120 days from the date of sale, during which the registration statement is not effective.

After estimated underwriting fees and costs of $300,000, the net proceeds to the Company from the two above transactions is estimated to be $3,012,500.

On December 21, 2006, the Company intends to file a Registration Statement on Form SB-2 with the SEC covering the potential resale of the above 2,650,000 shares of common stock by the holders thereof, the shares underlying the 212,000 Warrants issued to Darbie and FIC, 600,000 Shares reserved for issuance pursuant to Non-Qualified Stock Options which may be granted under the Company's 2007 Non-Qualified Stock Option Plan and resales of such Shares, and an indeterminate number of Shares which the Company may be required to issue under the anti-dilution provisions of the above described Subscription Agreements and Warrants.

Under the Non-qualified 2007 Stock Option Plan, options may be granted to officers, directors, employees and consultants at fair market value and, unless otherwise approved by the Board of Directors, are exercisable over a period of six years and vest at 20% per year.

On November 3, 2006 the Chief Executive Officer elected to convert two Senior Convertible Secured Notes in the amounts of $150,000 and $50,000, and their respective accrued interest, into 760,000 shares of common stock based on their conversion price of $0.40 and $0.50 per share, respectively, upon their maturity.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

Section 78.751 of the Nevada Revised Statutes, as amended, authorizes us to indemnify any of our directors or officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the director is a party by reason of being one of our directors or officers, if it is determined that the director acted in accordance with the applicable standard of conduct set forth in those statutory provisions. Article 12 of our Certificate of Incorporation contains provisions relating to the indemnification of our directors and officers to the fullest extent permitted by Nevada law.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Item 25.          Other Expenses of Issuance and Distribution

In addition to $260,000 of commissions on the sale of the aforementioned 2,650,000 Shares, the following statement, sets forth the estimated expenses in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Fee..................      $      522.31
Accountants' Fees and Expenses..........................          10,000.00
Legal Fees and Expenses.................................          20,000.00
Blue Sky Fees and Expenses..............................           3,000.00
Printing and Mailing Costs..............................           1,000.00
Miscellaneous...........................................           1,000.00
                                                              -------------
                           TOTAL                              $   35,522.31
                                                              =============

Item 26.          Recent Sales of Unregistered Securities

(a) We sold $200,000 of 12% Senior, Secured Convertible Notes to our Chairman/CEO in private transactions in February and April 2002. On November 3, 2006 the Chairman/CEO elected to convert these notes and their accrued interest upon their maturity in 2007.
(b) In October through December 2006, we sold an aggregate of 2,650,000 shares of common stock in a private placement to six (6) accredited investors and in December 2006 we issued an aggregate of 212,000 warrants to the private placement agents in connection with the sale of the 2,650,000 shares.


Item 27.   Exhibits
           --------

The following exhibits are filed with this Registration Statement:

5          Opinion of Counsel

23(a)      Consent of Independent Registered Public Accounting Firm

Item 28.   Undertakings
           ------------

The undersigned Registrant hereby undertakes;

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment hall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form SB-2 and has duly caused this Registration Statement or Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on the 21st day of December, 2006.

                                                TRIMEDYNE, INC.

                                            By: /s/ Marvin P. Loeb
                                     ------------------------------------
                                                Marvin P. Loeb
                                     Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                         Title                        Date
     ---------                         -----                        ----

/s/ Marvin P. Loeb            Chairman, Chief Executive        December 21, 2006
----------------------        Officer and Director
Marvin P. Loeb

/s/ Glenn D. Yeik             President and Director           December 21, 2006
----------------------
Glenn D. Yeik

/s/ Jeffrey S. Rudner         Treasurer                        December 21, 2006
----------------------
Jeffrey S. Rudner

/s/ Donald Baker              Director                         December 21, 2006
----------------------
Donald Baker

/s/ Richard F. Horowitz       Secretary and Director           December 21, 2006
----------------------
Richard F. Horowitz